Exhibit 2.1
EXECUTION COPY
The PSA has been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company, Charlesbank or any of their respective subsidiaries or affiliates. The representations, warranties and covenants contained in the PSA were made only for purposes of that agreement and as of specific dates, were solely for the benefit of the parties to the PSA, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the PSA instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the PSA and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or any of its subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the PSA, which subsequent information may or may not be fully reflected in the Company’s public disclosures.
PLAN SPONSOR AGREEMENT
by and among
TLC VISION CORPORATION,
TLC VISION (USA) CORPORATION,
TLC MANAGEMENT SERVICES, INC.,
THRILLER ACQUISITION CORP.,
and
THRILLER CANADA ACQUISITION CORP.
Dated: February 3, 2010

EXHIBITS

Exhibit A	Form of Plan

Exhibit B	Form of Plan Sponsor Order

Exhibit C	Bill of Sale and Assignment and Assumption Agreement

Exhibit D	Trademark Assignment Agreement

Exhibit E	Form of Non-Disclosure, Assignment of Inventions and Non-Solicitation Agreement

PLAN SPONSOR AGREEMENT
     THIS PLAN SPONSOR AGREEMENT (this “Agreement”) is entered into as of the 3rd day of February, 2010, by and among TLC Vision Corporation, a New Brunswick corporation (the “Company”), TLC Vision (USA) Corporation, a Delaware corporation (the “US Company”), TLC Management Services, Inc., a Delaware corporation (the “Management Company” and, collectively with the Company and the US Company, the “Debtors”), Thriller Acquisition Corp., a Delaware corporation (“Buyer”) and Thriller Canada Acquisition Corp., a corporation organized under the laws of New Brunswick (“Canadian Buyer” and, together with Buyer, the “Buyer Parties”). The execution, delivery and effectiveness of this Agreement and the Debtors’ ability to consummate the transactions set forth herein are subject to, among other things, the entry of the Plan Sponsor Order. This Agreement shall become effective only at the time that the Bankruptcy Court enters the Plan Sponsor Order (the “Effective Time”). Certain capitalized terms used herein are defined in Section 1.1.
RECITALS
     A. The Debtors and their respective Subsidiaries are engaged in the business of providing eye care services in the United States and Canada primarily through the following three lines of business: (i) owning and operating refractive centers that employ laser technology to treat refractive vision disorders; (ii) providing doctors and medical facilities with mobile or fixed site access to refractive and cataract surgery equipment, supplies, technicians and diagnostic products as well as owning and managing single-specialty ambulatory surgery centers; and (iii) providing franchise opportunities to independent optometrists under its Vision Source brand (collectively, the “Business”).
     B. The Company owns: (i) all of the issued and outstanding capital stock of the US Company (the “US Stock”), consisting of 3,000 shares of common stock, par value $0.01 per share, and 50,000 shares of preferred stock, par value $0.01 per share; (ii) seventy five percent (75%) of the issued and outstanding capital stock of TLC The Laser Center (Moncton) Inc., an Ontario corporation (the “Canadian Sub”), consisting of seventy-five (75) common shares (the “Canadian Stock”); and (iii) 0.3981% of the issued and outstanding capital stock of OccuLogix, Inc., a Delaware corporation, consisting of 39,278 shares of common stock, par value $0.001 per share (the “OccuLogix Stock”).
     C. The Company wishes to sell and transfer to Buyer, and the Buyer wishes to purchase and assume from the Company (directly or indirectly through Canadian Buyer), all right, title, interest and obligation of the Company in and to the assets and liabilities of the Business, upon the terms and subject to the conditions set forth in this Agreement.
     D. The Debtors have filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”), and proceedings seeking ancillary relief under the Companies’ Creditors Arrangement Act (Canada) with the Ontario Superior Court of Justice (Commercial List), and propose to solicit certain holders of claims against the Debtors for acceptance of a plan of reorganization under chapter 11 of the Bankruptcy Code on the terms set forth on Exhibit A (as it may be amended from time to time consistent with this Agreement, the “Plan”) pursuant to a Disclosure Statement in form and substance reasonably satisfactory to Buyer and the Debtors (the “Disclosure Statement”) and in accordance with Section 1126(b) of the Bankruptcy Code and Rule 3018 of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”).
     E. The Debtors propose to file motions with the Bankruptcy Court seeking (i) approval of the Disclosure Statement and confirmation of the Plan and (ii) Bankruptcy Court approval of this Agreement and the payment of the Break-Up Fee and other amounts paid or payable pursuant to this Agreement.
     F. The Sponsor has delivered to the Company and Buyer concurrently with this Agreement a duly executed Commitment Letter, dated as of the date hereof and effective as of the Effective Time, in favor of the Company and Buyer with respect to its equity commitment and Buyer’s obligations arising under this Agreement.
AGREEMENT
     NOW, THEREFORE, in consideration of the mutual covenants, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
ARTICLE 1
DEFINITIONS; CONSTRUCTION
     Section 1.1 Definitions. As used in this Agreement, the following terms will have the respective meanings set forth below:
     “7.4(b) Subsidiary” shall mean each Subsidiary of the Company set forth on Schedule 7.4(b) and each other Subsidiary in which the equity securities held by the Company or any of its Subsidiaries are material.
     “Acquired Business” means the Business other than the Excluded Assets and Excluded Liabilities.
     “Acquisition Proposal” means, other than that contemplated by this Agreement, any inquiry, indication of interest, proposal or offer for any transaction or series or aggregate of transactions (whether or not related) involving (i) a transaction or transactions pursuant to which any Person (or “group” of Persons as used in Rule 13d-5(b) of the Securities Exchange Act of 1934, as amended), directly or indirectly, acquires or would acquire beneficial ownership, or rights to acquire beneficial ownership, of (A) twenty-five percent (25%) or more of the outstanding equity of any of the Company’s Controlled Subsidiaries from the Company or from any of the Company’s Controlled Subsidiaries or (B) fifty percent (50%) or more of the outstanding equity of the Company from the Company or pursuant to a tender or exchange offer for the Company’s shares, in each case, whether of a type contemplated by prior proposals or otherwise, (ii) a merger, reorganization, share exchange, consolidation or other business combination involving the Company, US Company and/or Canadian Sub, (iii) a transaction pursuant to which any Person (or such group of Persons) acquires or would acquire, directly or indirectly, from the Company or any of its Controlled Subsidiaries control of all or any portion of the assets (including for this purpose the outstanding equity securities of the Company or any Subsidiary) of the Company or any of its Subsidiaries representing more than twenty-five percent (25%) of the fair market value of all the assets, or more than twenty-five percent (25%) of the net revenues, of the Company and its Subsidiaries, taken as a whole on a consolidated basis, immediately prior to such transaction, (iv) any other consolidation, business combination, recapitalization, capital restructuring, plan of reorganization or similar transaction involving the Debtors or the Subsidiaries, or (v) any transaction or transactions (including a transaction of the type referenced in clauses (i) through (iv) that does not meet the requirements thereof) that is conditioned or predicated on the transactions contemplated by this Agreement not being completed in accordance with the terms of this Agreement and the Plan, or is intended or is reasonably expected to result in such transactions not being so completed, including without limitation, any alternative plan of reorganization under chapter 11 of the Bankruptcy Code or liquidating plan under chapter 7 of the Bankruptcy Code.
     “Active Employees” shall have the meaning set forth in Section 6.5(a).
     “Adverse Recommendation” shall have the meaning set forth in Section 5.3(d).
     “Affiliate” of a specified Person means any other Person that, directly or indirectly, Controls, is Controlled by, or is under common Control with or of, such specified Person. The term “Control” (including, with correlative meaning, the terms “Controlled by” and “under common Control with”), as used with respect to any entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract or otherwise.
     “Assets” means all Cash, marketable securities and Personal Property of any Person, all Contracts and Leases to which any Person is a party, all Permits held or used by any Person and all other assets held or used by such Person.
     “Assumed Benefit Plans” means the Benefit Plans listed on Schedule 1(a).
     “Assumed Contracts” shall have the meaning set forth in Section 2.1(a)(x).
     “Assumed Capital Leases” shall have the meaning set forth in Section 2.2(c).
     “Assumed Indebtedness” shall have the meaning set forth in Section 7.10.
     “Assumed Liabilities” shall have the meaning set forth in Section 2.2.
     “Bankruptcy Case” shall mean the cases commenced by the Debtors on December 21, 2009, by the filing of petitions under chapter 11 of the Bankruptcy Code which cases are being jointly administered in the Bankruptcy Court under Case No. 09-14473.

     “Bankruptcy Code” shall have the meaning set forth in Recital D.
     “Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware.
     “Bankruptcy Rules” shall have the meaning set forth in Recital D.
     “Benefit Plan” means all the employee benefit, fringe benefit, supplemental unemployment benefit, bonus, incentive, profit sharing, termination, change of control, pension, retirement, severance, stock option, stock purchase, stock appreciation, health, welfare, medical, dental, disability, life insurance and similar plans, programs, arrangements or practices relating to the current or former employees of the Company or any of its Subsidiaries with respect to which the Company or any of its Subsidiaries has any obligations, including any “employee benefit plan” as such term is defined under Section 3(3) of ERISA, whether oral, funded or unfunded, insured or self-insured, registered or unregistered (and including any that have been frozen).
     “Benefits Affiliate” shall have the meaning set forth in Section 3.16(m)(i).
     “Bill of Sale and Assignment and Assumption Agreement” shall have the meaning set forth in Section 2.4(c)(i).
     “Break-Up Fee” shall have the meaning set forth in Section 10.3(a)(ii).
     “Budget” shall have the meaning set forth in the DIP Loan.
     “Business” means the Business (as defined in Recital A) as presently conducted by the Company and its Subsidiaries as of the Effective Time and as of the Closing Date.
     “Business Day” means any calendar day other than a Saturday, Sunday or calendar day on which banking institutions in New York City or Toronto are authorized or obligated by Law to be closed.
     “Buyer” shall have the meaning set forth in the Preamble.
     “Buyer Liability Cap” shall have the meaning set forth in Section 11.16(c).
     “Canadian Court” means the Ontario Superior Court of Justice (Commercial List).
     “Canadian Proceedings” shall mean the proceedings commenced by the Company on December 21, 2009 seeking ancillary relief under the CCAA before the Canadian Court under Court File Number 09-8515-00CL.

     “Canadian Recognition Order” means an Order of the Canadian Court issued in respect of the Canadian Proceedings recognizing the Plan Sponsor Order and the DIP Loan Order.
     “Canadian Sanction Order” means an order of the Canadian Court recognizing the Plan and the Confirmation Order in their entirety and declaring the Plan and the Confirmation Order to be effective in Canada.
     “Canadian Stock” shall have the meaning set forth in Recital B.
     “Canadian Sub” shall have the meaning set forth in Recital B.
     “Canadian Tax Act” means the Income Tax Act (Canada) and the regulations thereunder, as amended.
     “Canadian Union Plan” shall mean any and all pension and other benefit plans for the benefit of Canadian employees or former Canadian employees of the Company or any of its Subsidiaries which are not maintained, sponsored or administered by the Company or any of its Subsidiaries, but to which the Company or any of its Subsidiaries is or was required to contribute pursuant to a collective agreement or a participation agreement.
     “Cash” means, as of the date of determination, the aggregate amount of cash and cash equivalents held in the bank accounts, including money market accounts, of the Company, calculated in accordance with GAAP, and shall include any cash classified as restricted cash in the Company’s financial statements.
     “CCAA” means the Companies’ Creditors Arrangement Act, R.S.C. 1985c. C-36, as amended.
     “Claim” shall have the meaning set forth in Section 6.12.
     “Closing” shall have the meaning set forth in Section 2.4(a).
     “Closing Date” shall have the meaning set forth in Section 2.4(a).
     “Closing DIP Indebtedness” shall mean the outstanding principal and accrued and unpaid interest (as well as prepayment, breakage and any other fees or charges payable) under the DIP Loan and any other amounts payable thereunder or under the related loan documents.
     “Closing Senior Indebtedness” shall mean the outstanding principal and unpaid interest (as well as prepayment, breakage and any other fees or charges payable) under the Senior Credit Agreement, including pursuant to the Hedge Agreements and Letters of Credit referenced therein, and any other amounts payable thereunder or under the related loan documents, to the extent and in the amount allowed by the Bankruptcy Court.
     “Code” means the Internal Revenue Code of 1986, as amended.

     “College” means the college of a health profession or group of health professions established or continued under an Act named in Schedule 1 of the Regulated Health Professions Act, 1991, S.O. 1991, c.18, including for certainty the Optometrists Act, 1991 and the Medicine Act, 1991.
     “Commitment Letter” shall have the meaning set forth in Section 4.6.
     “Company” shall have the meaning set forth in the Preamble.
     “Company Assets” means the Assets owned or used by the Company or any of its Subsidiaries.
     “Company Benefit Plan” shall have the meaning set forth in Section 3.16(a).
     “Company Employees” shall have the meaning set forth in Section 6.5(a).
     “Company Material Adverse Effect” means (a) a material adverse effect on or a material adverse change to the Acquired Business, the condition (financial or otherwise) of the Acquired Business or the results of operations of the Acquired Business, taken as a whole or (b) a material adverse effect on or a material adverse change in or to the ability of any Debtor to consummate the transactions contemplated by this Agreement or the Plan or to perform its respective obligations under this Agreement or the Plan, other than, as applied to clause (a) only, an effect or change resulting from any one or more of the following: (i) changes to the industry in which the Acquired Business operates that do not disproportionately affect and would not be reasonably expected to disproportionately affect the Acquired Business, taken as a whole, relative to any companies in the same or similar industry as the Debtors, (ii) except for purposes of the Required Consents and Waivers, the announcement or disclosure of the transactions contemplated herein, (iii) general economic, regulatory or political conditions or changes (including, but not limited to, changes in interest rates and changes in the debt or equity markets) provided no such conditions or changes disproportionately affect and would not be reasonably expected to disproportionately affect the Acquired Business, taken as a whole, relative to any companies in the same or similar industry as the Debtors, (iv) military action or any act of terrorism, (v) changes in applicable Law or GAAP after the Effective Time (including changes in legislation with respect to the U.S. healthcare system, including modifications to the amounts allowed under flex spending programs or accounts) provided no such changes disproportionately affect and would not be reasonably expected to disproportionately affect the Acquired Business, taken as a whole, relative to any companies in the same or similar industry as the Debtors, or (vi) except for purposes of the Required Consents and Waivers, compliance with the terms of this Agreement.
     “Competition Authority” means any Governmental Authority that has authority to review mergers, acquisitions, joint ventures, and other combinations of businesses pursuant to a Competition Law, including the FTC, DOJ and Competition Bureau in Canada.

     “Competition Law” means any federal, state, or foreign merger review legislation, implementing rules and regulations, guidelines, and related materials, including the HSR Act and the Competition Act (Canada), as amended.
     “Confidential Information” shall have the meaning set forth in Section 6.4.
     “Confidentiality Agreement” shall have the meaning set forth in Section 11.7.
     “Confirmation Order” means an order of the Bankruptcy Court, in form and substance acceptable to the Buyer Parties, confirming the Plan.
     “Contingent Workers” shall have the meaning set forth in Section 3.23(b).
     “Contracts” means all contracts, agreements, bonds, notes, indentures, mortgages, debt instruments, licenses (or other agreements concerning Intellectual Property), sublicenses, purchase orders (except for purchase orders issued under agreements constituting Contracts under this definition), franchises, leases, subleases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto), to which a Person is a party or that are binding upon such Person or such Person’s Assets.
     “Controlled Subsidiary” means any Subsidiary of the Company of which more than fifty percent (50%) of the total voting power, whether by way of contract or otherwise, of shares of capital stock or other equity interests (including limited liability company or partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly (e.g., through another Controlled Subsidiary), by (a) the Company (b) the Company and one or more of its Controlled Subsidiaries, or (c) one or more Controlled Subsidiaries of the Company. For the avoidance of doubt, a Controlled Subsidiary of the Company includes (i) direct and indirect Controlled Subsidiaries (e.g., a Controlled Subsidiary of a Controlled Subsidiary) and (ii) TLC Management (Delaware Valley) LLC, TLC Michigan LLC, Vision Source, and their respective direct and indirect Controlled Subsidiaries.
     “Costs” shall have the meaning set forth in Section 6.12(a).
     “Delivered” means (i) delivered to Buyer or its Representatives or (ii) made available in the “Project X” electronic data room hosted by the Company, the “Project Thriller” electronic data room hosted by Bowne Group, Inc. or the “Project Maple Leaf” electronic data room hosted by Bowne Group, Inc. on or before February 1, 2010.
     “DIP Loan” means the Debtor-in-Possession Credit Agreement, dated as of February 3, 2010, by and among the Company, the US Company and Sponsor.
     “DIP Loan Order” means an order of the Bankruptcy Court, in form and substance acceptable to the Buyer Parties, approving the DIP Loan.
     “Disclosure Schedules” shall have the meaning set forth in Article 3.

     “Disclosure Statement” shall have the meaning set forth in the Recital D.
     “Disclosure Statement Approval Order” means an order of the Bankruptcy Court, in form and substance acceptable to the Buyer Parties, approving the Debtors’ Disclosure Statement, voting materials and procedures, and solicitation.
     “DOJ” shall have the meaning set forth in Section 3.4.
     “Effective Time” shall have the meaning set forth in the Preamble.
     “Employer” shall have the meaning set forth in Section 6.5(a).
     “Environmental Laws” shall have the meaning set forth in Section 3.18.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “Excluded Assets” means the following Assets of the Company: (a) the outstanding capital stock and any other equity securities of each of Rheo Clinic Inc., a corporation formed under the laws of Canada, and Vision Corporation, a corporation formed under the laws of Ontario; (b) all rights of the Company under this Agreement and the Transaction Documents; (c) all originals of the organizational documents, minute books and stock record books of the Company; (d) the Company’s personnel records and any other records that the Company is required by Law to retain in its possession (provided that Buyer be given copies thereof that relate to the Acquired Business as of the Closing Date to the extent permitted by Law); (e) any right to receive mail and other communications addressed to the Company relating to the Excluded Assets or Excluded Liabilities; (f) the Excluded Contracts; (g) Tax assets; and (h) Cash applied to payments made or reserved for payment pursuant to the Plan.
     “Excluded Contracts” means the Contracts of the Company listed on Schedule 1(b).
     “Excluded Liabilities” shall have the meaning set forth in Section 2.2.
     “Excluded Taxes” shall mean (i) all Taxes of the Company for any taxable period, (ii) all Taxes relating to the Excluded Assets or Excluded Liabilities for any taxable period, and (iii) all Taxes relating to the Purchased Assets or the Assumed Liabilities for any taxable period ending on or prior to the Closing Date.
     “Expense Reimbursement” shall mean an amount payable to the Buyer equal to the reasonable out-of-pocket costs and expenses incurred by the Buyer Parties in connection with negotiation, documentation and implementation of the transactions contemplated by this Agreement, which costs and expenses are evidenced by reasonable documentation from unaffiliated third parties; provided, however, that the Expense Reimbursement shall not exceed $2,000,000.

     “Facility” means a physician practice, surgery center, refractive center or ophthalmology clinic owned, managed or operated by the Company or any of its Subsidiaries.
     “FDA” means the United States Food and Drug Administration and any Governmental Authority administering Canada’s Food and Drugs Act.
     “FDD” shall have the meaning set forth in Section 3.29(c).
     “Final Order” has the meaning given to such term in the Plan.
     “Financial Performance Representations” shall have the meaning set forth in Section 3.29(e).
     “Franchise Agreements” shall have the meaning set forth in Section 3.11(a)(iv).
     “Franchise Laws” means any Law, rule or regulation of the FTC or of any state, provincial or other jurisdiction relating to the relationship between franchisors and franchisees, or to the advertisement for sale, offer, sale, assignment, renewal, termination or rights of succession, of franchises, and, to the extent applicable, business opportunities or seller-assisted marketing plans.
     “FTC” shall have the meaning set forth in Section 3.4.
     “GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America applied on a basis consistent with the Company’s most recent audited fiscal year end financial statements.
     “Governmental Authority” means any federal, state, provincial, local, municipal, foreign or other governmental or administrative body, College, instrumentality, department or agency, any self-regulatory body or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel, quasi-governmental or private body exercising any regulatory, expropriation or Taxing authority under or for the account of any of the foregoing, including any subdivisions of any of the foregoing.
     “Government Health Care Programs” means Medicare, Medicaid and Tricare or its predecessor programs or any other healthcare payment program operated by a federal, state or provincial government, and includes any entity that contracts with a Governmental Authority to administer or assist in the administration of a government program (including Medicare or Medicaid carriers).
     “Hazardous Material” shall have the meaning set forth in Section 3.18.
     “Health Care Fraud Laws” shall have the meaning set forth in Section 3.5(c).
     “Health Care Providers” means (i) a licensed health care professional such as a physician, surgeon or optometrist, and (ii) any professional corporation, partnership, limited liability company, or any other entity owned in whole or in part by a physician, surgeon or optometrist, or which employs such licensed health care professional in accordance with applicable Law.
     “HIPAA” shall have the meaning set forth in Section 3.28(b).
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.
     “Inactive Employees” shall have the meaning set forth in Section 6.5(a).
     “Indebtedness” of any Person means (i) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money (including any amounts owed under any hedging, forward, or swap contract), (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise, (iv) any commitment by which a Person assures a creditor against loss (including, contingent reimbursement liability with respect to letters of credit), (v) any indebtedness guaranteed in any manner by a Person (including, guarantees in the form of an agreement to repurchase or reimburse), (vi) any liabilities under leases recorded for accounting purposes by the applicable Person as capitalized leases or financing leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, (vii) any unsatisfied obligation for “withdrawal liability” to a “multiemployer plan” as such terms are defined under ERISA or any Canadian Union Plan, (viii) any amounts owed to any Person under any noncompetition, severance or similar arrangements (except for any severance payments which arise out of a termination of employment occurring after the Closing), (ix) any change-of-control or other payment which is triggered as a result of the consummation of the transactions contemplated by this Agreement or the Plan, (x) any liability of any Person under deferred compensation plans, phantom stock plans, or bonus plans, or similar arrangements made payable as a result of the consummation of the transactions contemplated by this Agreement or the Plan, (xi) any dividends payable, or accrued for, by a Person, (xii) any other liability or obligation required by GAAP to be reflected as indebtedness on a consolidated balance sheet of such Person as of the relevant date prepared in accordance with GAAP, (xiii) any accrued and unpaid interest on, and any prepayment premiums, penalties or similar contractual charges in respect of, any of the foregoing obligations computed as though payment is being made in respect thereof on the Closing Date, and (xiv) any liabilities incurred by such Person in connection with the Plan, the negotiation of this Agreement, the other agreements contemplated hereby, the performance of such Person’s and its Affiliates’ obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby.
     “Indemnified Parties” shall have the meaning set forth in Section 6.12.
     “Intellectual Property” means: (a) inventions, discoveries, processes and invention disclosures (whether or not patented), patents, patent applications of any kind, or patent rights; (b) copyrights in both published and unpublished works, including all compilations, databases and computer programs, manuals and other documentation and all copyright registrations and applications, and all derivatives, translations, adaptations and combinations of the above; (c) rights in registered and unregistered trademarks, service marks, trade names, brand names, corporate names, Internet domain names, logos, trade dress, packaging design, and slogans, and registrations and applications for registration of any of the foregoing; (d) rights in know-how, trade secrets, confidential or proprietary information, research in progress, algorithms, data, designs, processes, formulae, drawings, schematics, blueprints, flow charts, models, strategies, prototypes, techniques, Beta testing procedures and Beta testing results; and (e) any and all other proprietary rights relating to any of the foregoing.
     “IRS” means the United States Internal Revenue Service.
     “Knowledge” means (i) in the case of Buyer, the actual knowledge of any of Brandon White or Joshua Klevens, in each case after reasonable inquiry of only their direct reports, and (ii) in the case of any Debtor, the actual knowledge of James Tiffany, William McManus, Warren Rustand, Michael Gries, Daniel Robbins, Ellen Jo Plass or Glenn Ellisor, in each case after reasonable inquiry of only their direct reports.
     “Latest Balance Sheet” means the unaudited consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2009 and the related statements of operations and cash flows for the nine (9) months then ended.
     “Law” means any law, by-law, statute, regulation, ordinance, code, directive, rule, Order, settlement, Contract, guideline, practice or governmental requirement enacted, promulgated, entered into, or imposed by, any Governmental Authority (including, for the sake of clarity, common law) in effect or reasonably expected to be in effect on the Closing Date.
     “Leased Premises” shall have the meaning set forth in Section 3.21(b).
     “Leases” shall have the meaning set forth in Section 3.21(b).
     “Liability” means any liability or obligation of any nature, whether accrued, absolute, contingent, asserted, unasserted or otherwise.
     “Liens” means all claims, charges, mortgages, deeds of trust, collateral assignments, security interests, Uniform Commercial Code financing statements, Personal Property Security Act registration statements, conditional or other sales agreements, liens, pledges, hypothecations, servitudes, easements, ownership or title retention agreements, deemed trusts and any other rights or encumbrances of any kind on the Purchased Assets or any other Company Assets.
     “Mass Termination” shall have the meaning set forth in Section 3.23(c).
     “Material Contracts” shall have the meaning set forth in Section 3.11.

     “Material Healthcare Providers” shall have the meaning set forth in Section 3.19(a).
     “Material Healthcare Provider Contracts” shall have the meaning set forth in Section 3.19(a).
     “Material Vendors” shall have the meaning set forth in Section 3.20(a).
     “Material Vendor Contracts” shall have the meaning set forth in Section 3.20(a).
     “Medicaid” means Title XIX of the Social Security Act.
     “Medicare” means Title XVIII of the Social Security Act.
     “Multiemployer Plan” shall have the meaning set forth in Section 3.16(m)(ii).
     “Non-Assignable Contract” shall have the meaning set forth in Section 2.5.
     “Non-Controlled Subsidiary” means any Subsidiary of the Company other than a Controlled Subsidiary.
     “Non-Transferred Employees” shall have the meaning set forth in Section 6.5(a).
     “Notice State” shall have the meaning set forth in Section 3.29(d).
     “Notices” shall have the meaning set forth in Section 11.5.
     “NQDC Plan” shall have the meaning set forth in Section 3.16(j).
     “OccuLogix Stock” shall have the meaning set forth in Recital B.
     “Order” shall have the meaning set forth in Section 3.4.
     “Organizational Documents” means: (a) the certificate of incorporation, articles of incorporation or articles of association of any corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the certificate of formation and operating agreement of any limited liability company; (e) any charter or similar document adopted or filed in connection with the creation, formation, or organization of any other type of entity; and (f) any amendment to any of the foregoing.
     “Outside Date” means May 20, 2010.
     “Owned Real Property” shall have the meaning set forth in Section 3.21(a).
     “Permits” means all federal, state, provincial, local or foreign permits, grants, easements, consents, approvals, authorizations, exemptions, waivers, licenses, franchises, certificates, filings, registrations, qualifications, orders, programs, directives, policies, guidelines or other rights or privileges from any Governmental Authority, required for the Company, any of its Subsidiaries or any Facility to own, lease or operate the Purchased Assets or conduct the Business as is now being conducted.
     “Permitted Liens” means any: (a) Liens in respect of Taxes the validity of which are being contested in good faith by appropriate proceedings and for which such party has established adequate reserves in accordance with GAAP or Liens in respect of Taxes not yet due and payable; (b) statutory landlord’s, mechanic’s, carrier’s, workmen’s, repairmen’s or other similar Liens arising or incurred in the ordinary course of business, the existence of which does not, and would not reasonably be expected to, materially impair the marketability, value or use and enjoyment of the asset subject to such Lien; (c) conditions, easements and reservations of rights, including rights of way, for sewers, electric lines, telegraph and telephone lines and other similar purposes, and affecting the real property leased by the Company that are of record as of the date of this Agreement and the existence of which does not, and would not reasonably be expected to, materially impair the use or enjoyment of such real property; and (d) with respect to the Leased Premises, zoning, building codes and other land use Laws regulating the use or occupancy of such Leased Premises or the activities conducted thereon that are imposed by any Governmental Authority having jurisdiction over such Leased Premises, the existence of which does not, and would not reasonably be expected to, materially impair the use or enjoyment of such Leased Premises as currently conducted.
     “Person” means any individual, partnership, joint venture, corporation, trust, unincorporated organization, limited liability company, unlimited liability company, group, Governmental Authority, and any other person or entity.
     “Personal Property” means all of the machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, spare parts, and other tangible personal property that are owned or leased by the Company or any of its Subsidiaries and used or useful in the conduct of the Business or the operations of the Business.
     “Plan” shall have the meaning set forth in Recital D.
     “Plan Sponsor Order” means an order of the Bankruptcy Court, substantially in form and substance attached hereto as Exhibit B, approving the assumption of this Agreement by the Debtors and the Break-Up Fee, Expense Reimbursement and other amounts paid or payable hereunder, and approving and directing the execution, delivery and performance of this Agreement and the applicable ancillary agreements.
     “Prime Rate” shall have the meaning set forth in Section 10.3(b).
     “Potential Termination Event” shall have the meaning set forth in Section 6.6.
     “Purchase Price” shall have the meaning set forth in Section 2.3.
     “Purchased Assets” shall have the meaning set forth in Section 2.1(a).
     “Purchased Canadian Assets” shall have the meaning set forth in Section 2.1(a).

     “Recent SEC Reports” shall mean all reports, schedules, forms, proxy statements, registration statements and other documents filed by the Company with the SEC as required by any applicable Securities Law on or after April 1, 2009 and prior to the Effective Time.
     “Registration State” shall have the meaning set forth in Section 3.29(d).
     “Representative” means, as to any Person, such Person’s Affiliates and its and their respective directors, officers, employees, agents, advisors (including financial advisors, counsel and accountants) and direct and indirect controlling Persons.
     “Required Consents and Waivers” shall have the meaning set forth in Section 7.4.
     “Required Contract Consent” shall have the meaning set forth in Section 2.5.
     “Reserve Amount” shall have the meaning set forth in Section 2.4(b)(v).
     “Restructuring Documents” shall mean the Plan, the Disclosure Statement, motions filed by the Debtors in connection therewith, or any other documents or agreements to be executed or implemented in connection with the Plan, or otherwise contemplated by the reorganization, provided that each of which documents and agreements shall be consistent in all material respects with this Agreement.
     “Restructuring Expenses” means all out-of-pocket costs incurred by the Company or any of its Subsidiaries between February 3, 2010 and the Closing Date to the extent relating to the Bankruptcy Case or the Canadian Proceedings and any Transfer Tax of the Company to the extent arising out of or relating to the transactions contemplated by the Plan. For the avoidance of doubt, “Restructuring Expenses” shall not include any liabilities incurred by the Company or any of its Subsidiaries in the ordinary course of business on or after December 21, 2009 that do not specifically relate to the Bankruptcy Case or the Canadian Proceedings.
     “Restructuring Expenses Cap” shall have the meaning set forth in Section 7.9.
     “Schedule Updates” shall have the meaning set forth in Section 6.6.
     “SEC” means the United States Securities and Exchange Commission.
     “Securities Documents” shall have the meaning set forth in Section 3.13(a).
     “Securities Laws” means all applicable United States federal and state and Canadian provincial securities Laws (including the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the Securities Act (Ontario) and the equivalent legislation in the provinces of Canada), as now enacted or as the same may from time to time be amended, re-enacted or replaced, and the applicable rules, regulations, rulings, orders and forms made or promulgated under such statutes and the published policies of the regulatory authorities administering such statutes.

     “Seller Marks” shall have the meaning set forth in Section 6.11(a).
     “Senior Credit Agreement” means the Amended and Restated Credit Agreement, dated as of June 21, 2007, by and among the Company, the US Company, the Lenders and Issuing Bank named therein, and Wells Fargo Bank, N.A., as collateral agent and administrative agent (as amended and in effect).
     “Sponsor” shall mean Charlesbank Equity Fund VII Limited Partnership, a Massachusetts limited partnership.
     “Subsidiary” means, with respect to the Company, any corporation, association, partnership, limited liability company, trust or other entity of which more than five percent (5%) of the total voting power, whether by way of contract or otherwise, of shares of capital stock or other equity interests (including limited liability company or partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly (e.g., through another Subsidiary), by (a) the Company (b) the Company and one or more of its Subsidiaries, or (c) one or more Subsidiaries of the Company. For the avoidance of doubt, a Subsidiary of the Company includes direct and indirect Subsidiaries (e.g., a Subsidiary of a Subsidiary).
     “Superior Proposal” means an unsolicited bona fide written proposal relating to an Acquisition Proposal involving the acquisition of all or substantially all of the assets of the Company and its Subsidiaries (whether by purchase, merger, consolidation, exchange of claims or otherwise) that the board of directors of the Company has determined in its good faith judgment is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal, and if consummated, would (a) result in a plan of reorganization that, upon effectiveness, results in a payment in full, free and clear of any avoidance power or other adverse claim or interest, of all Indebtedness outstanding under the DIP Loan (including all accrued and unpaid interest thereon and any prepayment premiums, penalties or similar contractual charges in respect thereof), the Break-Up Fee and the Expense Reimbursement payable to the Buyer Parties under the terms of this Agreement and (b) result in a transaction, after giving effect to the payment of such amounts to the Buyer Parties and the financial costs of any expected delay in consummation of such Acquisition Proposal, more favorable to the Debtors than the transaction contemplated by this Agreement (after taking into account any revisions to the terms of the transaction pursuant to Section 5.3); provided, that no Acquisition Proposal shall be deemed a Superior Proposal if it is subject to any financing condition, condition that the Company sell any of its assets (including any equity interests in any of its direct or indirect Subsidiaries) or due diligence condition. For the avoidance of doubt, a Superior Proposal shall not be deemed to include multiple Acquisition Proposals that individually are not proposals for the acquisition of all or substantially all of the assets of the Company and its Subsidiaries, notwithstanding that such Acquisition Proposals, when considered cumulatively or in the aggregate, account for all or substantially all of the assets of the Company and its Subsidiaries.

     “Tax” (including with correlative meaning the terms “Taxes” and “Taxable”) includes all taxes, duties, fees, premiums, assessments, imposts, levies and other charges of any kind whatsoever, whether disputed or not, imposed by any Governmental Authority, together with all interest, penalties, fines, additions to tax or other additional amounts imposed in respect thereof, including (a) those levied on, or measured by, or referred to as income, earnings, profits, gross receipts, sales, use, ad valorem, value-added, intangible, unitary, transfer, franchise, license, payroll, employment, estimated, excise, environmental, stamp, occupation, premium, property, prohibited transactions, windfall or excess profits, customs, duties, import and export, capital, corporate, transfer, land transfer, goods and services, withholding, business, real or personal property, wage, employer health, social services, severance, utility, education and social security taxes, all surtaxes, and all unemployment insurance, health insurance and Canada, Quebec and other government pension plan premiums, workers’ compensation levies, retirement contributions, including those imposed by any Governmental Authority, or other similar taxes, and (b) any liability for the payment of any amount of the type described in the immediately preceding clause (a) as a result of being a “transferee” (within the meaning of section 160 of the Canadian Tax Act or any other Laws) of another taxpayer or entity or a member of a related, non-arm’s length, affiliated or combined group.
     “Tax Purchase Price” shall have the meaning set forth in Section 6.7(a).
     “Tax Return” means any return (including any information return), report, statement, schedule, notice, form, election, estimate or declaration of estimated Tax relating to or required to be filed with any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax.
     “Territorial Rights” shall have the meaning set forth in Section 3.29(a)
     “Trademark Assignment Agreement” shall have the meaning set forth in Section 2.4(c)(ii).
     “Transaction Documents” means this Agreement, the Bill of Sale and Assignment and Assumption Agreement, the Trademark Assignment Agreement, the Restructuring Documents and each agreement, instrument or document attached hereto as an Exhibit and the other agreements, certificates and instruments to be executed by any of the parties in connection with or pursuant to the foregoing.
     “Transfer Taxes” “shall have the meaning set forth in Section 6.7(b).
     “Transferred Employees” shall have the meaning set forth in Section 6.5(a).
     “Tricare” means Chapter 55 of Title 10 of the United States Code.
     “US Stock” shall have the meaning set forth in Recital B.
     “Vendor” means supplier of goods and/or services relating to the Business.

     “Vision Source” means Vision Source, L. P., a Texas limited partnership and a Controlled Subsidiary of the Company, together with its Subsidiaries.
     “WARN Act” shall have the meaning set forth in Section 6.5(a).
     “Willful Breach” shall mean any breach that is both knowing and deliberate.
     Section 1.2 Construction.
          (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.
          (b) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”
          (c) Except as otherwise indicated, all references in this Agreement to Sections, Schedules, and Exhibits are intended to refer to Sections of this Agreement and Schedules and Exhibits to this Agreement.
          (d) Any capitalized terms used in any Disclosure Schedule or Exhibit, but not otherwise defined therein, shall have the respective meanings as defined in this Agreement. Any reference to $ in this agreement shall mean U.S. dollars.
ARTICLE 2
PURCHASE AND SALE; PURCHASE PRICE
     Section 2.1 Purchase and Sale of Purchased Assets.
          (a) At the Closing, and upon all of the terms and subject to all of the conditions of this Agreement and in reliance on the representations, warranties and covenants made herein, the Company shall sell, assign, transfer, convey and deliver to Canadian Buyer, and Canadian Buyer shall purchase from the Company, free and clear of all Liens (other than Permitted Liens), all of the Company’s right, title and interest in and to the assets, properties, rights, titles, interests, goodwill and business of every kind and description and wherever located, whether tangible or intangible, real, personal or mixed owned by the Company, in each case as the same shall exist as of the Closing, other than (x) the US Stock, the Canadian Stock and the OccuLogix Stock and (y) the Excluded Assets (all such assets, properties, goodwill and business, the “Purchased Canadian Assets” and, together with the US Stock, the Canadian Stock and the OccuLogix Stock, the “Purchased Assets”), including, the following:
                    (i) the Business as a going concern;

                    (ii) all furniture, equipment, computer equipment, servers, automobiles and other vehicles, spare parts, supplies, telephones and other tangible personal property;
                    (iii) all inventories, work in progress, merchandise, goods, raw materials, supplies, deposits, Cash (including all bank accounts, but excluding any Cash applied to payments made or reserved for payment pursuant to the Plan), security deposits and prepaid expenses, including insurance, leases and rentals (but excluding any prepaid Taxes of the Company);
                    (iv) all billed and unbilled accounts receivable, notes and other amounts receivable of the Company from third parties, including customers and employees, whether or not in the ordinary course, together with any unpaid financing charges accrued thereon;
                    (v) originals or copies of all books and records in any format relating to the Acquired Business, including patient records, books of account, general, financial, Tax, customer, supplier and personnel records, sales and purchase invoices, shipping records, supplier lists, referral sources, research and development reports and records, production reports and records, equipment logs, business plans and projections, operating guides and manuals, Assumed Contracts, all records and correspondence which pertain to the Permits, and all other correspondence and documents, records and files and any rights thereto;
                    (vi) the goodwill of the Company and of the Acquired Business (including the right of Canadian Buyer to represent itself as the operator of the Acquired Business and as the successor to the Debtors);
                    (vii) the Intellectual Property of the Company and of the Acquired Business and all goodwill relating thereto, including the name “TLC Vision” and all copies and tangible embodiments thereof in whatever form or medium, and all rights to sue and recover damages for past, present and future causes of action, including causes of action for the infringement, dilution, misappropriation, violation, unlawful imitation or breach thereof;
                    (viii) all claims, causes of action, rights of recovery and rights of setoff of any kind (including rights to insurance proceeds and rights under and pursuant to all warranties, representations and guarantees made by suppliers of products, materials, or equipment, or components thereof), except for any of the foregoing to the extent they relate to Excluded Assets or Excluded Liabilities;
                    (ix) all sales and promotional literature, customer lists and other sales-related materials;
                    (x) subject to Section 2.5, all Contracts of the Company, other than Excluded Contracts (the “Assumed Contracts”);
                    (xi) the Assumed Benefits Plans;

                    (xii) subject to Section 2.6, all Permits;
                    (xiii) all leasehold interests (as lessee) in leased or subleased real estate; and
                    (xiv) all other Assets of any kind or nature of the Company, other than the US Stock, the Canadian Stock, the OccuLogix Stock and the Excluded Assets.
          (b) At the Closing, and upon all of the terms and subject to all of the conditions of this Agreement and in reliance on the representations, warranties and covenants made herein, the Company shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from the Company, free and clear of all Liens (other than Permitted Liens), all of the Company’s right, title and interest in and to the US Stock and the OccuLogix Stock.
          (c) At the Closing, and upon all of the terms and subject to all of the conditions of this Agreement and in reliance on the representations, warranties and covenants made herein, the Company shall sell, assign, transfer, convey and deliver to either Buyer or, if Buyer so directs, Canadian Buyer, and Buyer or Canadian Buyer, as the case may be, shall purchase from the Company, free and clear of all Liens (other than Permitted Liens), all of the Company’s right, title and interest in and to the Canadian Stock.
     Section 2.2 Assumption and Exclusion of Liabilities. At the Closing, and upon all of the terms and subject to all of the conditions of this Agreement and in reliance on the representations, warranties and covenants made herein, Canadian Buyer shall assume and shall agree to pay, perform and discharge the following (and only the following) Liabilities of the Company (the “Assumed Liabilities”) and no other Liabilities whatsoever:
          (a) all executory Liabilities of the Company arising after the Closing under the Assumed Contracts, in each case other than Liabilities arising out of or relating to (i) breaches that occurred, or conditions that existed, on or prior to the Closing or (ii) any of the Excluded Liabilities;
          (b) all accounts payable and accrued liabilities of the Company arising in the ordinary course of business after the filing by the Debtors under the Bankruptcy Code on December 21, 2009, other than those related to Excluded Assets, Excluded Liabilities and/or Excluded Contracts; and
          (c) the Liabilities pursuant to the capital leases of the Company set forth on Schedule 2.2(c), up to a maximum of $7,172,000, as they may be restructured pursuant to the terms of the Plan (the “Assumed Capital Leases”).
Notwithstanding any other provision in this Agreement or in any other Transaction Document, Canadian Buyer is assuming only the Assumed Liabilities and is not assuming any other Liabilities of any nature, whether presently existing or arising after the date of this Agreement, of the Company, including any Excluded Taxes, Indebtedness of the Company (other than the Assumed Indebtedness and the Assumed Capital Leases) or any expenses, fees or other payments payable pursuant to the Plan, or any Liabilities relating to any Benefit Plans (other than the Assumed Benefit Plans) or the Excluded Contracts (the “Excluded Liabilities”). Accordingly, the Company shall retain, and shall be responsible for paying, performing and discharging when due all of the Excluded Liabilities. For greater certainty, the Tax Liabilities of the Canadian Sub shall not be discharged and the Canadian Sub shall continue to be responsible for its Tax Liabilities.
     Section 2.3 Purchase Price. In full payment for the Purchased Assets, the Buyer Parties shall (a) cause to be paid an amount equal to the Company’s General Unsecured Claims (as defined in the Plan) and any amount payable in respect of the Company’s equity, in each case pursuant to the Plan, up to a maximum aggregate amount of $862,500 (the “Purchase Price”) and (b) assume the Assumed Liabilities.
     Section 2.4 Closing.
          (a) The closing of the sale and purchase of the Purchased Assets and the assumption of the Assumed Liabilities contemplated hereby (the “Closing”) shall take place at the office of Goodwin Procter LLP, located at Exchange Place, Boston, MA 02109, at 9:00 a.m. (Boston time), or remotely via the exchange of executed documents and other closing deliverables, on the third (3rd) Business Day following the date that all of the conditions to the Closing set forth in Article 7 and Article 8 have been satisfied or waived by the party entitled to waive the same (other than those conditions to be satisfied at the Closing which will be satisfied at the Closing), or at such other time and date upon which the Company and Buyer mutually agree; provided, however, in no event shall the Closing occur before the tenth (10th) day after Buyer’s receipt of any Schedule Update without Buyer’s prior written consent (in its sole and absolute discretion). The time and date upon which the Closing occurs is referred to as the “Closing Date.”
          (b) At the Closing, the Buyer Parties shall:
                    (i) cause the Purchase Price to be paid to, or on behalf of, the Company in satisfaction of its General Unsecured Claims and the amounts payable in respect of the Company’s equity;
                    (ii) cause to be paid by or on behalf of the US Company all Closing Senior Indebtedness outstanding as of 11:59 p.m. (Boston time) on the day before the Closing Date (as if the Closing had occurred at such time), in the amount and by wire transfer of immediately available funds to the accounts designated by the recipients thereof in payoff letters, up to a maximum of $107,677,000;
                    (iii) cause to be paid by or on behalf of the US Company all Closing DIP Indebtedness outstanding as of 11:59 p.m. (Boston time) on the day before the Closing Date (as if the Closing had occurred at such time), in the amount and by wire transfer of immediately available funds to the accounts designated by the recipients thereof in payoff letters, up to a maximum of $25,000,000;
                    (iv) cause to be paid the General Unsecured Claims of the US Company and the Management Company, up to a maximum of $862,500;
                    (v) cause to be funded into a reserve account designated by the Bankruptcy Court (i) any amounts payable in respect of the Company’s Allowed Priority Tax Claims, Allowed Administrative Claims and Canadian Priority Employee Claims (each as defined in the Plan), as approved by the Bankruptcy Court, minus (ii) the amount of any Cash retained by the Company pursuant to Section 2.1(a)(iii) (the “Reserve Amount”);
                    (vi) cause to be paid, on behalf of the Debtors the Restructuring Expenses, up to a maximum of an amount equal to (A) the Restructuring Expenses Cap minus (B) any Restructuring Expenses paid on or before 11:59 p.m. (Boston time) on the day before the Closing Date minus (C) the Reserve Amount.
Each of the payments referenced in clauses (i) through (v) above shall be made pursuant to, and in accordance with, the Plan.
          (c) At the Closing, the Company will assign and transfer to Buyer all of the Company’s right, title and interest in and to the US Stock and the OccuLogix Stock (and if Buyer Parties opt to have Buyer purchase the Canadian Stock, the Canadian Stock) and will assign and transfer to Canadian Buyer all of its right, title and interest in and to the Purchased Canadian Assets (and if Buyer Parties opt to have Canadian Buyer purchase the Canadian Stock, Canadian Stock), in each case, free and clear of all Liens (except Permitted Liens), and Canadian Buyer will assume the Assumed Liabilities, by delivering executed copies of the following agreements:
                    (i) a Bill of Sale and Assignment and Assumption Agreement in substantially the form of Exhibit C (the “Bill of Sale and Assignment and Assumption Agreement”); and
                    (ii) a Trademark Assignment in substantially the form of Exhibit D (the “Trademark Assignment Agreement”).
          (d) At the Closing, there shall also be delivered by the Buyer Parties to the Company and by the Debtors to Buyer such other certificates, agreements, documents and instruments described in Article 9.
     Section 2.5 Contract Assignment and Consent. Notwithstanding anything to the contrary contained in this Agreement (other than Section 3.4 and Section 7.4), if the assignment or attempted assignment to Canadian Buyer of any Contract to which the Company is a party is: (a) prohibited by any applicable Law; or (b) would require any consent or approval of a third party (a “Required Contract Consent”), and such Required Contract Consent shall not have been obtained prior to the Closing (each, a “Non-Assignable Contract”), then the Closing shall not constitute the assignment of such

Non-Assignable Contract and this Agreement shall not constitute an assignment of such Non-Assignable Contract, unless and until such Required Contract Consent is obtained. Following the Closing, the Buyer Parties and the Company shall cooperate in a mutually agreed upon and commercially reasonable arrangement to provide Canadian Buyer with the interest of the Company in the benefits under such Non-Assignable Contract until such time as such Required Contract Consent shall have been obtained, and the Company shall cooperate with the Buyer Parties in a mutually agreed upon and commercially reasonable arrangement, including performance by the Company (as the case may be) as agent, and, in such case, Canadian Buyer shall be liable to the Company in a fashion equivalent to what Canadian Buyer’s obligations and liabilities would have been under the Non-Assignable Contract if it had been assigned to Canadian Buyer at the Closing and became an Assumed Liability. Once a Required Contract Consent for the assignment of any Non-Assignable Contract is obtained, the Company shall sell, assign and transfer such Non-Assignable Contract to Canadian Buyer at no additional cost to the Buyer Parties. No Buyer Party shall assume any obligations or liabilities under a Non-Assignable Contract until it has been assigned to such Buyer Party. Notwithstanding anything to the contrary contained in this Section 2.5, the Company shall use reasonable best efforts after the Closing Date until the first anniversary thereof to obtain any Required Contract Consent not obtained as of the Closing.
     Section 2.6 Permit Assignment and Consent. Notwithstanding anything to the contrary contained in this Agreement (other than Section 3.5 and Section 7.4), if the assignment or attempted assignment to Canadian Buyer of any Permits is: (a) prohibited by any applicable Law; or (b) would require any consent or approval of a third party, and such consent shall not have been obtained prior to the Closing, then the Closing shall not constitute the assignment of such Permit and this Agreement shall not constitute an assignment of such Permit, unless and until such consent is obtained or such Permit is issued to Buyer. The Buyer Parties and the Company shall use reasonable best efforts to obtain the consent of such other parties to the assignment of each Permit in all cases in which such consent is or may be required for such assignment.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE DEBTORS
          Except as set forth in the disclosure schedules delivered to the Buyer Parties by the Debtors simultaneously with the execution of this Agreement (the “Disclosure Schedules”), each Debtor represents and warrants to the Buyer Parties as of the date hereof the following matters (it being understood and agreed that the Disclosure Schedules shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article 3 and any information set forth in a particular section of the Disclosure Schedules shall qualify or modify only (i) the correspondingly numbered section in the Agreement and (ii) to the extent the relevance of such information to another section or subsection is reasonably apparent on the face of such disclosure, such other section or subsection).

     Section 3.1 Organization. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. The Company has full corporate power and authority to own or lease its properties and to conduct its businesses in the manner and in the places where such properties are owned or leased and where such businesses are currently conducted. The copies of the Company’s Organizational Documents, each as amended to date and each heretofore Delivered, are complete and correct, and no amendments thereto are pending. The Company is duly licensed and qualified to do business and in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification to do business necessary, except where the failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
     Section 3.2 Authorization; Corporate Documentation. Subject to the entry of the Plan Sponsor Order, (a) each Debtor has full right, power and authority to enter into this Agreement and each Transaction Document to which it is or will be a party and to carry out the transactions contemplated hereby and thereby and (b) the execution and delivery of this Agreement and each Transaction Document to which such Debtor is or will be a party and the performance of such Debtor’s obligations hereunder and thereunder have been duly authorized by all necessary corporate action on the part of such Debtor. Subject to the entry of the Plan Sponsor Order, at the Effective Time, this Agreement and each Transaction Document to which such Debtor is or will be a party will constitute valid and binding obligations of such Debtor, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).
     Section 3.3 Subsidiaries.
          (a) Schedule 3.3(a) sets forth the name, jurisdiction of organization and the Persons owning the outstanding capital stock or other equity interests of each of the Company’s Subsidiaries. Except as set forth on Schedule 3.3(a), each of the Company’s Controlled Subsidiaries is duly organized, validly existing and in good standing under the law of the jurisdiction of its organization. Each of the Company’s Controlled Subsidiaries has full corporate power and authority to own or lease its properties and to conduct its businesses in the manner and in the places where such properties are owned or leased and where such businesses are currently conducted. Except as set forth on Schedule 3.3(a), each of the Company’s Controlled Subsidiaries is duly licensed and qualified to do business and in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification to do business necessary, except where the failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
          (b) Except as set forth on Schedule 3.3(b), all of the outstanding shares of capital stock or other equity interests of each of the Company’s Subsidiaries are held beneficially and of record by the Company (or another Subsidiary), have been duly authorized for issuance, are validly issued, fully paid and non-assessable, and are owned by the Company (or another Subsidiary) of record and beneficially, free and clear of all Liens. The copies of the Organizational Documents of each of the Company’s Subsidiaries (other than Subsidiaries of any Non-Controlled Subsidiary), each as amended to date and each Delivered to Buyer, are complete and correct, and no amendments to the Organizational Documents of the Company or any of its Controlled Subsidiaries are pending. Except as set forth on Schedule 3.3(b), neither the Company nor any of the Controlled Subsidiaries owns any interest in any entity other than the Subsidiaries.
          (c) Except as set forth on Schedule 3.3(c)(i), there are no outstanding agreements, rights, subscriptions, options, warrants, conversion rights, commitments, preemptive rights or rights of first refusal or offer, or Contracts for or relating to the issuance, sale, registration or voting of, or outstanding securities convertible into or exchangeable for, any shares of capital stock of any class or other equity interests of any Company Subsidiary held by the Company or any of its Controlled Subsidiaries (or, to the Knowledge of the Debtors, held by any Non-Controlled Subsidiary). Except as set forth on Schedule 3.3(c)(ii), there are no agreements or other obligations (contingent or otherwise) which require a Company Subsidiary to repurchase or otherwise acquire any shares of such Controlled Subsidiary’s capital stock or other equity securities held by the Company or any of its Subsidiaries (or, to the Knowledge of the Debtors, held by any Non-Controlled Subsidiary). Except as set forth on Schedule 3.3(c)(iii), there are (A) no preemptive rights, rights of first refusal, put or call rights or obligations or anti-dilution rights with respect to the issuance, sale or redemption of a Company Subsidiary’s capital stock or other equity interests (or any interests therein) held by the Company or any of its Controlled Subsidiaries (or, to the Knowledge of the Debtors, held by any Non-Controlled Subsidiary), (B) no rights to have any Company Subsidiary’s capital stock or other equity interests (or any interest therein) held by the Company or any of its Controlled Subsidiaries (or, to the Knowledge of the Debtors, held by any Non-Controlled Subsidiary) registered for sale to the public in connection with the laws of any jurisdiction and (C) no documents, instruments or agreements relating to the voting of any Company Subsidiary’s voting securities held by the Company or any of its Controlled Subsidiaries (or, to the Knowledge of the Debtors, held by any Non-Controlled Subsidiary) or restrictions on the transfer of any Company Subsidiary’s capital stock or other equity interests (or any interest therein) held by the Company or any of its Controlled Subsidiaries (or, to the Knowledge of the Debtors, held by any Non-Controlled Subsidiary).
     Section 3.4 No Breach. Subject to obtaining (a) consents and approvals of, or filings or registrations with, the Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “DOJ”) pursuant to the HSR Act or any other Competition Authority pursuant to any other applicable Competition Law and (b) consents of certain Governmental Authorities or third parties to certain Material Contracts and certain Leases as set forth on Schedule 3.4, the Bankruptcy Case, the Canadian Proceedings, the execution, delivery and performance by each of the Debtors of this Agreement, each Transaction Document to which it is or will be a party, and the consummation of the transactions contemplated hereby do not and will not, subject to entry of the Confirmation Order and the Canadian Sanction Order, (i) violate in any material respect, conflict in any material respect with, result in a material breach of, constitute a material default (whether after the giving of notice, lapse of time or both) under, result in a material violation of, result in a material loss of benefit under, accelerate any material obligation under, give rise to a right of termination or cancellation of, or require any material Permit, exemption, declaration or notice under (A) the Organizational Documents of any Debtor or any of the Company’s Subsidiaries, or (B) any order, writ, judgment, injunction, decree, determination or award (collectively, an “Order”), Law, Material Contract, Lien or Permit to which the Company or any of its Controlled Subsidiaries is a party or by which any material part of the property of the Company or any of its Controlled Subsidiaries is bound, (ii) require any action by or in respect of, or filing with any Governmental Authority or (iii) require the Company or any of its Controlled Subsidiaries to obtain any approval, consent or waiver of, or make any filing with, any Person (governmental or otherwise) that has not been obtained or made (except to the extent the failure to obtain any such approval, consent or waiver or make such filing would not result in a breach of clause (i) above).
     Section 3.5 Permits.
          (a) True and complete copies of all material Permits issued or granted by a Governmental Authority and owned or held by or issued to the Company or any of its Controlled Subsidiaries in connection with the Business have been Delivered to Buyer and/or its Representatives and all such Permits are valid and in full force and effect. Such Permits constitute all material Permits necessary for the conduct of the Business and the operation of the Facilities owned, managed or operated by the Company or a Controlled Subsidiary as currently operated. Each Facility owned, managed or operated by the Company or a Controlled Subsidiary is the duly authorized holder of all such Permits necessary for the operation of such Facility.
          (b) The Company, each of its Controlled Subsidiaries and each Facility owned, managed or operated by the Company or a Controlled Subsidiary is in compliance in all material respects with all Permits required by Law, and, except as set forth on Schedule 3.5(b), neither the Company nor any of its Controlled Subsidiaries has since January 1, 2008 received any written notice of a deficiency or non-compliance with any requirements of a Governmental Authority issuing such Permit. There are no provisions in, or agreements relating to, any such Permits which preclude or limit in any material respect any Facility owned, managed or operated by the Company or a Controlled Subsidiary from operating as they are currently operated. There is not now any pending or, to the Knowledge of the Debtors, threatened actions by or before any Governmental Authority to revoke, cancel, rescind, modify or refuse to renew any of the material Permits.
          (c) The Facilities owned, managed or operated by the Company or a Controlled Subsidiary are in material compliance (to the extent applicable) with Sections 1128A, 1128B, or 1877 of the Social Security Act (42 U.S.C. §§ 1320a-7a, 1320a-7b, and 1395nn), and the corresponding fraud and abuse, false claims and anti-

self referral statutes in each state or other jurisdiction where any such Facility has operations and any regulations promulgated pursuant to any of the foregoing referenced statutes (collectively, the “Health Care Fraud Laws”).
          (d) Except as set forth on Schedule 3.5(d), no material Permit is subject to termination by its terms as a result of the Bankruptcy Case, the execution of this Agreement or any of the other Transaction Documents by any Debtor or by the consummation of the transactions contemplated by this Agreement and the other Transaction Documents and each material Permit is transferable without the prior consent of any third party.
     Section 3.6 Compliance With Law. Except as set forth in Schedule 3.6, the Company and its Controlled Subsidiaries are now and have been at all times since January 1, 2007 in compliance in all material respects with all applicable Laws promulgated by any Governmental Authority.
     Section 3.7 Title to and Sufficiency of Purchased Assets. Except as set forth on Schedule 3.7 and except in respect of any third party Intellectual Property, (a) the Company has good and marketable title to all of the Purchased Assets and owns the Purchased Assets free and clear of all Liens, except for Permitted Liens, and (b) the Company’s Controlled Subsidiaries have good and marketable title to all of their respective Assets and own such Assets free and clear of all Liens, except for Permitted Liens. The Purchased Assets, when taken together with the Assets of the Company’s Subsidiaries, are sufficient, and in sufficient condition, for the conduct of the Acquired Business as presently conducted by the Company and its Controlled Subsidiaries.
     Section 3.8 Condition of Personal Property. Except as set forth in Schedule 3.8, all items of Personal Property included within the Purchased Assets or that constitute Assets of any Controlled Subsidiary are in reasonably good operating condition and repair (reasonable wear and tear excepted), and are suitable for their intended use.
     Section 3.9 Accounts Receivable; Accounts Payable.
          (a) Except as set forth in Schedule 3.9(a), all of the accounts receivable of the Company and its Controlled Subsidiaries are valid and enforceable claims, are, to the Knowledge of the Debtors, subject to no set-off or counterclaim, and, to the Knowledge of the Debtors, are collectible in the normal course of business, after deducting the reserve for doubtful accounts stated in the Latest Balance Sheet, which reserve is in accordance with GAAP. Since December 21, 2009, the Company and its Controlled Subsidiaries have collected their accounts receivable in the ordinary course of its business and in a manner which is consistent with past practices and have not accelerated any such collections. Except as stated in Schedule 3.9(a), neither the Company nor any Controlled Subsidiary has any accounts receivable or loans receivable from any Person which is affiliated with it or any of its directors, officers or, to the Knowledge of the Debtors, any stockholders (other than holders of less than five percent (5%) of the Company’s outstanding shares of common stock).

          (b) Except as set forth in Schedule 3.9(b), all accounts payable and notes payable of the Company and its Controlled Subsidiaries arose in bona fide arm’s length transactions in the ordinary course of business and no such account payable or note payable is delinquent in its payment by more than forty-five (45) days in the ordinary course of business. Since December 21, 2009, each of the Company and each of its Subsidiaries has paid its accounts payable in the ordinary course of its business and in a manner which is consistent with its past practices. Except as stated in Schedule 3.9(b), neither the Company nor any Controlled Subsidiary has any account payable to any Person which is affiliated with it or any of its directors, officers or, to the Knowledge of the Debtors, any stockholders (other than holders of less than five percent (5%) of the Company’s outstanding shares of common stock).
     Section 3.10 Intellectual Property.
          (a) Schedule 3.10(a) sets forth a complete and accurate list of all patents, registered and unregistered trademarks, registered copyrights, domain names and applications for any of the foregoing, in each case owned by the Company or a Controlled Subsidiary and material to the conduct of the Acquired Business.
          (b) The Company or a Controlled Subsidiary of the Company is the owner of, or has the right to use, all Intellectual Property, that is material to the conduct of the Acquired Business.
          (c) Neither the Company nor any of its Controlled Subsidiaries is a party to any suit, action or proceeding, or has received any written notice, which involves a claim of infringement, unauthorized use, or violation of any Intellectual Property used or owned by any Person against the Company or any Controlled Subsidiary, or challenging the ownership, use, validity or enforceability of any Intellectual Property owned or used by the Company or any Controlled Subsidiary.
          (d) Schedule 3.10(d) sets forth a complete and accurate list of all material licenses, sublicenses and other agreements to which the Company and/or its Controlled Subsidiaries are a party (i) granting any other Person the right to use the Intellectual Property, or (ii) pursuant to which Company or its Controlled Subsidiaries are authorized to use any third party Intellectual Property, which are used by the Company or its Controlled Subsidiaries in the Acquired Business as currently conducted, other than commercial off-the-shelf software.
     Section 3.11 Contracts.
          (a) Except for Contracts filed as exhibits to (or incorporated by reference in) the Recent SEC Reports or listed on Schedule 3.11(a) (true and complete copies of which have been Delivered) and except for any Excluded Contract, neither the Company nor any Controlled Subsidiary is a party to or subject to:
                    (i) any plan or Contract providing for bonuses, stock, options, stock purchases, profit sharing, pension, retirement, other form of deferred compensation, collective bargaining or the like or any Contract with any labor union;

                    (ii) any employment Contract or Contract for services that requires the payment of more than $50,000 annually in total cash compensation and that is not terminable on thirty (30) or fewer calendar days notice by the Company or a Controlled Subsidiary of the Company without liability for any penalty or severance payment;
                    (iii) any Contract or group of related Contracts creating any obligation of the Company or of its Controlled Subsidiaries with respect to which (i) the Company or any of its Subsidiaries made payments in excess of $100,000 during the twelve (12) month period ending as of the Effective Time or (ii) the Company or any of its Controlled Subsidiaries is currently obligated to make payment in excess of $100,000;
                    (iv) any franchise agreements (collectively, the “Franchise Agreements”) to which Vision Source is a party, other than Franchise Agreements on substantially the Vision Source’s standard form (including standard addenda) (true and complete copies of which have been Delivered);
                    (v) any Contract or group of Contracts requiring the purchase of all or substantially all of its requirements of a particular product from a Vendor;
                    (vi) any Contract for the sale of any of the Purchased Assets;
                    (vii) any Contract relating to capital expenditures and involving payments in excess of $100,000;
                    (viii) any Contract containing covenants that are or will be in effect at or after the Effective Time limiting the freedom of the Company or any Controlled Subsidiary of the Company to compete in any line of business or with any Person;
                    (ix) any Contract pursuant to which the Company or any of its Controlled Subsidiaries has agreed to provide “most favored nation” pricing or other similar terms and conditions to any Person;
                    (x) any Contract related to Indebtedness of the Company or any of its Controlled Subsidiaries;
                    (xi) any Contract under which the Company or any of its Controlled Subsidiaries has made advances or loans to any other Person (which shall not include advances made to a non-officer employee of the Company or any of its Controlled Subsidiaries in the ordinary course of business consistent with past practice);
                    (xii) any Contract containing restrictions with respect to payment of dividends or any other distributions in respect of the capital stock or other equity interests of any Controlled Subsidiary;
                    (xiii) any lease or agreement under which it is the lessee of, or holds or operates any personal property owned by any other party, for which the annual rental exceeds $100,000 or lease or agreement under which it is the lessor of or permits any third party to hold or operate any property, real or personal, for which the annual rent exceeds $100,000;
                    (xiv) any Contract or group of related Contracts with respect to which (i) the Company or any of its Controlled Subsidiaries received payments in excess of $100,000 during the twelve (12) month period ending as of the Effective Time or (ii) the Company or any of its Controlled Subsidiaries is entitled to receive payment in excess of $100,000;
                    (xv) any Contract with any officer, director or Affiliate of the Company or any of its Subsidiaries;
                    (xvi) any joint venture, partnership, manufacturer, development or supply agreement or other similar Contract which involves a sharing of revenues, profits, losses, costs or liabilities by the Company or any Controlled Subsidiary of the Company with any other Person;
                    (xvii) any Contract between the Company or any of its Controlled Subsidiaries and a third party providing for the granting of rights or licenses in or to, patents, trademarks, service marks, trade names, copyrights or other Intellectual Property (other than commercial off the shelf software) or the licensing, distribution, development, purchase, sale or servicing of Intellectual Property;
                    (xviii) any royalty or similar Contract based on the revenues or profits of the Company or any Controlled Subsidiary;
                    (xix) any Contract involving fixed price or fixed volume arrangements not entered into in the ordinary course of business;
                    (xx) any Contract containing “standstill” or similar provisions;
                    (xxi) all Contracts of guaranty to any Person;
                    (xxii) any acquisition, merger or similar agreement entered into since January 1, 2008 or pursuant to which the Company or any of its Controlled Subsidiaries has any outstanding obligations (financial or otherwise);
                    (xxiii) any Contract with any Governmental Authority;
                    (xxiv) any Contract with a physician, physician group, medical practice or any managed care Contract other than in each case Contracts on substantially the Company’s standard form (true and complete copies of which have been Delivered); or
                    (xxv) any other Contract, whether or not made in the ordinary course of business, that contemplate an exchange of consideration with an aggregate value greater than $100,000 or under which the consequences of a default or termination would reasonably be expected to have a Company Material Adverse Effect.
All Contracts filed as exhibits to (or incorporated by reference) in the Recent SEC Reports that are responsive to clauses (i) to (xxv) above and all Contracts included in Schedule 3.11(a) are referred to as the “Material Contracts.” Notwithstanding anything herein to the contrary, with respect to the Franchise Agreements only, the representations and warranties set forth in clauses (i)-(iii) and (v) through (xxv) of this Section 3.11(a) shall be qualified by the Knowledge of the Debtors.
          (b) Except as set forth in Schedule 3.11(b), all Material Contracts are valid and in full force and effect and constitute legal, valid and binding obligations of the Company or a Controlled Subsidiary and, to the Knowledge of the Debtors, the other parties thereto, are enforceable against the Company or such Controlled Subsidiary in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Except as set forth in Schedule 3.11(b), neither the Company nor any Controlled Subsidiary of the Company is in default in any material respect complying with any provisions of any Material Contract, nor has the Company or any Controlled Subsidiary received written notice of any such default, and to the Knowledge of the Debtors, no condition or event or facts exist which, with notice, lapse of time or both, would constitute a material default thereof on the part of the Company or a Controlled Subsidiary, other than in each case as a result of the insolvency or financial condition of the Debtors or the commencement of the Bankruptcy Case or the Canadian Proceedings. Except as set forth in Schedule 3.11(b), neither the Company nor any of its Controlled Subsidiaries has received any written notice or threat to terminate any Material Contract.
     Section 3.12 Litigation. Except as described in the Recent SEC Reports or in Schedule 3.12, there is no litigation, proceeding (arbitral or otherwise), claim, action, suit, judgment, decree, settlement, rule or order or investigation of any nature pending, or, to Knowledge of the Debtors, threatened in writing against the Company or any of its Controlled Subsidiaries or, to the Knowledge of the Debtors, any present or former officer, director or employee of the Company or any of its Controlled Subsidiaries in his or her capacity as such, which if adversely determined could be reasonably likely to result in losses of at least $100,000 (including any deductibles payable under the insurance policies of the Company and its Controlled Subsidiaries). Except as set forth on Schedule 3.12, there are no writs, injunctions, decrees, arbitration decisions, unsatisfied judgments or similar orders outstanding against the Company or any of its Controlled Subsidiaries.
     Section 3.13 SEC Reports; Financial Statements; Working Capital.
          (a) The Company has filed with the Governmental Authority having jurisdiction all forms, reports, schedules, statements, exhibits and other documents required to be filed by the Company under the Securities Laws from January 1, 2007 through February 1, 2010 (collectively, the “Securities Documents”). As of its filing date or, if amended, as of the date of the last such amendment, each Securities Document complied in all material respects with the applicable requirements of the applicable Securities Laws. As of its filing date, or, if amended, as of the date of the last such amendment, each Securities Document did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.
          (b) All of the audited consolidated financial statements and unaudited consolidated interim financial statements included in the Securities Documents (i) have in all material respects been prepared from, are in accordance with and accurately reflect the books and records of the Company and its consolidated Subsidiaries, (ii) comply in all material respects with the applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (including Regulation S-X), (iii) were prepared in accordance with GAAP applied on a consistent basis during the periods involved except as may be indicated in the notes thereto and except, in the case of the unaudited interim statements, as may be permitted under the Exchange Act with respect to Quarterly Reports on Form 10-Q and (iv) fairly present, in all material respects, the consolidated financial position and the consolidated results of operations and cash flows (subject, in the case of unaudited interim financial statements, to normal year-end adjustments, which are not, individually or in the aggregate, material) of the Company and its consolidated Subsidiaries as of the dates and for the periods referred to therein. The reports of the Company’s independent auditors regarding the Company’s consolidated financial statements in the Securities Documents have not been withdrawn, supplemented or modified, and neither the Company nor any of its Controlled Subsidiaries has received any written communication from its independent auditors threatening any such withdrawal, supplement or modification.
     Section 3.14 Liabilities. Except as set forth on Schedule 3.14, neither the Company nor any of its Controlled Subsidiaries has any material Liabilities of a nature required to be reflected on a balance sheet prepared in accordance with GAAP, except for: (a) the Liabilities reflected or reserved against on the Latest Balance Sheet (including all notes thereto); (b) Liabilities incurred in the ordinary course of business since the date of the Latest Balance Sheet; and (c) Liabilities incurred in connection with the transactions contemplated hereby.
     Section 3.15 Tax Matters.
          (a) Except as set forth on Schedule 3.15(a), all income Tax Returns and other material Tax Returns of the Company and any Controlled Subsidiary have been timely filed and all such Tax Returns have been prepared in accordance with the provisions of the applicable Tax Laws and are true, correct and complete in all material respects.
          (b) Except as set forth on Schedule 3.15(b), each of the Company and each Controlled Subsidiary has: (i) timely paid or caused to be paid all material Taxes (whether or not shown on any Tax Return) except to the extent such Taxes are being contested in good faith by the Company or such Controlled Subsidiary and are properly reserved for on the books or records of the Company or such Controlled Subsidiary, as applicable; (ii) properly accrued in their respective accounting records all Taxes that are not yet due and payable as of the Closing Date; and (iii) properly withheld or collected and remitted all amounts required to be withheld or collected and remitted by it in respect of any amounts paid or owing by the Company or any of its Controlled Subsidiaries to any employee, independent contractor, creditor, shareholder or other third party after January 1, 2007.
          (c) Except as set forth on Schedule 3.15(c), (i) there has not been any audit of any material Tax Return filed by or with respect to the Company or any Controlled Subsidiary of the Company for which the applicable statute of limitations has not expired, no audit of any such Tax Return is in progress, and, to the Knowledge of the Debtors, no such audit or investigation in respect of Taxes is threatened or pending and (ii) no written claim has been made by any Governmental Authority in a jurisdiction where the Company or any of its Controlled Subsidiaries does not file Tax Returns that the Company or any of its Controlled Subsidiaries is subject to taxation by that jurisdiction.
          (d) Except as set forth on Schedule 3.15(d), neither the Company nor any Controlled Subsidiary has liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law) as a transferee or successor, by contract or otherwise.
          (e) Neither the Company nor any Controlled Subsidiary has been a party to any Tax sharing agreement that will have continuing effect after the Closing (other than among any of the Controlled Subsidiaries of the Company that are being acquired by Buyer or Canadian Buyer), other than credit or other commercial agreements or lease agreements that in each case contain general and customary tax allocation, sharing or gross-up provisions.
          (f) Except as set forth in Schedule 3.15(f), neither the Company nor any Subsidiary of the Company is currently the beneficiary of any extension of time within which to file any Tax Return.
          (g) Except as set forth on Schedule 3.15(g), there are no Liens for Taxes upon any of the Purchased Assets or the Assets of the Company or any of its Controlled Subsidiaries other than Taxes not yet due and payable or for Taxes the validity or amount of which is being contested in good faith by appropriate action and for which adequate provisions have been established according to the applicable accounting principles.
          (h) The Company is registered for goods and services tax purposes under Part IX of the Excise Tax Act (Canada) and its registration number is 866-2666 RT0001.

          (i) The Company has Delivered all material Tax Returns filed by it or any of its Controlled Subsidiaries after December 31, 2006.
          (j) Except as set forth on Schedule 3.15(j), neither the Company nor any of its Controlled Subsidiaries has waived any statute of limitations or been requested to waive any statute of limitations in respect of Taxes or agreed to any extension of time with respect to an assessment or deficiency with respect to Taxes which assessment or deficiency has not yet been resolved.
          (k) The US Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
          (l) Except as set forth on Schedule 3.15(l), each of the Company and its Controlled Subsidiaries is, and has always been, an accrual method taxpayer. Neither Company nor any of its Controlled Subsidiaries will be required to include any item of income in, or exclude any deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date, (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date, or (v) prepaid amount received on or prior to the Closing Date.
          (m) Neither the Company nor any Controlled Subsidiary has been notified of, or has any knowledge of its participation in a transaction that is described as a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1) (or any corresponding or similar provision of state, local or foreign Tax law).
          (n) Each of the US Company and Canadian Sub is and always has been a corporation taxable under subchapter C of the Code for U.S. federal income tax purposes and Schedule 3.15(n) accurately lists the U.S. federal income tax classification of each Controlled Subsidiary of US Company and Canadian Sub.
          (o) The Company is registered for Ontario sales tax purposes pursuant to the Retail Sales Tax Act (Ontario) and its registration number is 3796-3708.
          (p) The Company is not a non-resident of Canada for purposes of the Canadian Tax Act.
     Section 3.16 Employee Benefit Plans.
          (a) Schedule 3.16(a) sets forth a true, complete and correct list of every Benefit Plan that is maintained by the Company, any of its Controlled Subsidiaries or any of their respective Benefits Affiliates or with respect to which the

Company, any of its Subsidiaries or any of their respective Benefits Affiliates (“Company Benefit Plans”) has or may have any liability and copies of all Benefit Plans have been filed as exhibits to the Recent SEC Reports or Delivered.
          (b) True, complete and correct copies of the following documents, with respect to each Company Benefit Plan, where applicable, have previously been Delivered: (i) all documents embodying or governing such Benefit Plan and any funding medium for such Benefit Plan; (ii) the most recent IRS determination or opinion letter; (iii) the most recently filed IRS Form 5500; (iv) the most recent actuarial valuation report, financial statements and annual information return; (v) the most recent summary plan description (or other descriptions provided to employees) and all modifications thereto; and (vi) all non-routine correspondence to and from any Governmental Authority.
          (c) Each Company Benefit Plan that is intended to qualify under Section 401(a) or 501(c)(9) of the Code is so qualified and has received a favorable determination or approval letter from the IRS with respect to such qualification, or may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance, or has time remaining for application to the IRS for a determination of the qualified status of such Benefit Plan for any period for which such Company Benefit Plan would not otherwise be covered by an IRS determination and, to the Knowledge of the Debtors, no event or omission has occurred that would cause any Company Benefit Plan to lose such qualification. Each Company Benefit Plan that is required to be registered under applicable Canadian Law has been so registered and, to the Knowledge of the Debtors, no event or omission has occurred that would adversely affect such registered status.
          (d) (i) Each Company Benefit Plan is, and has been operated in material compliance with applicable laws and regulations and is and has been administered in all material respects in accordance with applicable laws and regulations and with its terms; (ii) no litigation or governmental administrative proceeding, audit or other proceeding (other than those relating to routine claims for benefits) is pending or, to the Knowledge of the Debtors, threatened with respect to any Company Benefit Plan or any fiduciary or service provider thereof, and, to the Knowledge of the Debtors, there are no facts currently existing which would reasonably be expected to give rise to any such litigation or proceeding; and (iii) all payments, premiums and/or contributions required to have been timely made with respect to all Company Benefit Plans either have been made or have been accrued in accordance with the terms of the applicable Company Benefit Plan and applicable Law.
          (e) No Company Benefit Plan is a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company, any of its Controlled Subsidiaries or any of their respective Benefits Affiliates could incur liability under Section 4063 or 4064 of ERISA or a plan maintained by more than one employer as described in Section 413(c) of the Code.

          (f) None of the Company, any of Controlled Subsidiaries or any of their respective Benefits Affiliates currently maintains or has ever maintained any Company Benefit Plan that is or was subject to Title IV of ERISA, Section 412 of the Code, Section 302 of ERISA or is a Canadian Union Plan or a Multiemployer Plan and none of the Company, any of its Controlled Subsidiaries or any of their respective Benefits Affiliates has incurred any liability under Title IV of ERISA that has not been paid in full.
          (g) Neither the Company nor any of its Controlled Subsidiaries currently sponsors, maintains, contributes to or has any liability under, nor has ever sponsored, maintained, contributed to or incurred any liability under a pension plan for employees or former employees that has or had a defined benefit provision.
          (h) None of the Company Benefit Plans provides health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA or similar state or provincial Law) and, except as set forth in Schedule 3.16(h), the Company has never promised to provide such post-termination benefits.
          (i) (i) each Company Benefit Plan may be amended, terminated, or otherwise modified by the Company or one of its Benefits Affiliates to the greatest extent permitted by applicable law, including the elimination of any and all future benefit accruals thereunder; (ii) neither the Company nor any of its Benefits Affiliates has announced its intention to modify or terminate any Company Benefit Plan or made any promise or commitment to create any additional pension, benefit or compensation plan or to improve or change the benefits under any Company Benefit Plan or adopt any arrangement or program which, once established, would come within the definition of a Company Benefit Plan; and (iii) neither the Company nor any of the Controlled Subsidiaries has an obligation to adopt, or is considering the adoption of, any new pension, benefit or compensation plan or arrangement, or, except as required by Law, the amendment of an existing Company Benefit Plan.
          (j) Except as set forth in Schedule 3.16(j), (i) the per share exercise price of each Company stock option is no less than the fair market value of a share of Company Common Stock on the date of grant of such Company stock option (and as of each later modification thereof within the meaning of Section 409A of the Code) determined in a manner consistent with Section 409A of the Code; and (ii) since December 31, 2004 and through December 31, 2008, each Company Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code (each, a “NQDC Plan”) has been operated and maintained in accordance with a good faith, reasonable interpretation of Section 409A of the Code with respect to amounts deferred (within the meaning of Section 409A of the Code) after December 31, 2004. From and after January 1, 2009, each NQDC Plan has been operated and maintained in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder. No payment to be made under any Company Benefit Plan is, or to the Knowledge of the Debtors, will be, subject to the penalties of Section 409A(a)(1) of the Code.

          (k) No Company Benefit Plan is subject to the laws of any jurisdiction outside the United States and Canada.
          (l) None of the Bankruptcy Case, the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event): (i) result in, or cause the accelerated vesting payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or other service provider of the Company or any of its Benefits Affiliates; (ii) limit the right of the Company or any of its Benefits Affiliates to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust; (iii) result in any “parachute payment” as defined in Section 280G(b)(2) of the Code (whether or not such payment is considered to be reasonable compensation for services rendered); or (iv) result in a requirement to pay any tax “gross-up” or similar “make-whole” payments to any employee, director or consultant of the Company or any Benefits Affiliate.
          (m) For purposes of this section:
               (i) An entity is a “Benefits Affiliate” of the Company if it would have ever been considered a single employer with the Company under Section 4001(b) of ERISA or part of the same “controlled group” as the Company for purposes of Section 302(d)(3) of ERISA.
               (ii) “Multiemployer Plan” means an employee pension or welfare benefit plan to which more than one unaffiliated employer contributes and which is maintained pursuant to one or more collective bargaining agreements.
               (iii) An entity “maintains” a Benefit Plan if such entity sponsors, contributes to, or provides benefits under or through such Benefit Plan, or has any obligation to contribute to or provide benefits under or through such Benefit Plan, or if such Benefit Plan provides benefits to or otherwise covers current or former employee, officer or director of such entity (or their spouses, dependents, or beneficiaries).
     Section 3.17 Insurance. Schedule 3.17 lists all insurance policies (by policy number, insurer, location of property insured, annual premium, expiration date and type of coverage) held by Company or any Controlled Subsidiary, copies of which have been Delivered. Except as set forth on Schedule 3.17, all such insurance policies are in full force and effect as of the Effective Time. Except as set forth on Schedule 3.17, there are currently no claims pending against the Company or any of its Controlled Subsidiaries under any insurance policies currently in effect and covering the Purchased Assets or the Acquired Business, and all premiums due and payable with respect to such policies have been paid to date. To the Knowledge of the Debtors, there is no threatened termination of any such policies or arrangements.
     Section 3.18 Environmental Matters. The Company and its Controlled Subsidiaries have obtained and possess all material Permits required under applicable Laws concerning pollution or protection of the environment, in each case in effect on or prior to the Effective Time, including all such Laws relating to the emission, discharge, release or threatened release of any petroleum, pollutants, contaminants or hazardous or toxic materials, substances or wastes into air, surface water, groundwater or lands (“Environmental Laws”). Except as set forth on Schedule 3.18, the Company and its Controlled Subsidiaries are and have been in compliance with all terms and conditions of such Permits and are and have been in compliance with all other Environmental Laws, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. No hazardous waste, substance or material, and no oil, petroleum, petroleum product, asbestos, toxic substance, pollutant or contaminant (collectively, “Hazardous Material”), has been generated, transported, used, handled, processed, disposed, stored or treated on any real property owned, leased or operated by the Company or any of its Controlled Subsidiaries, other than in compliance with the terms and conditions of applicable Permits and Environmental Laws, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. No Hazardous Material has been generated, used, handled, stored, treated, piled, released, discharged, disposed, or transported, on, in, under or from any real property owned, leased or operated by the Company or any of its Controlled Subsidiaries, other than in compliance with the terms and conditions of applicable Permits and Environmental Laws, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Debtors no Hazardous Material is present in, on, or under any such property, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
     Section 3.19 Healthcare Providers.
          (a) The thirty (30) largest Healthcare Providers to the Company (including its Controlled Subsidiaries), based on revenue for each of the fiscal years ended December 31, 2008 and 2009 (each of such largest Healthcare Providers, a “Material Healthcare Provider”) are listed on Schedule 3.19(a). True and complete copies of each written (or a summary of any oral) Contract with any Material Healthcare Provider (the “Material Healthcare Provider Contracts”) have been Delivered. Each Material Healthcare Provider Contract is a valid obligation of the Company or a Controlled Subsidiary of the Company and, to the Knowledge of the Debtors, the other party thereto, and is enforceable in accordance with its terms and in full force and effect.
          (b) Except as set forth on Schedule 3.19(b), the Company and each Controlled Subsidiary of the Company have performed in all material respects all obligations required to be performed by them under each Material Healthcare Provider Contract. Except as set forth on Schedule 3.19(b), neither the Company nor any Controlled Subsidiary of the Company, as the case may be, has violated or breached, or committed any default (in each case, in any material respect) under, any Material Healthcare Provider Contract and, to the Knowledge of the Debtors, no event has occurred, and no circumstance or condition (including the Bankruptcy Case and the consummation of the transactions contemplated by this Agreement and the other Transaction Documents) exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (i) result in a violation or breach (in each case, in any material respect) of any provisions of any Material Healthcare Provider Contract, or (ii) give any Person the right to declare a default, cancel, terminate, modify, accelerate the maturity or performance of, or exercise any remedy under any Material Healthcare Provider Contract.
          (c) The Company’s and its Controlled Subsidiaries’ relationships with the Material Healthcare Providers are good commercial working relationships. Except as set forth on Schedule 3.19(c), within the last twelve (12) months, to the Knowledge of the Debtors, no Material Healthcare Provider has developed a competing business, solicited competing proposals from a competitor or competitors of the Company or a Controlled Subsidiary of the Company, as the case may be. Except as set forth on Schedule 3.19(c), within the last twelve (12) months, no Material Healthcare Provider has terminated, canceled or otherwise materially and adversely modified any Material Healthcare Provider Contract, nor to the Knowledge of the Debtors, does any such Material Healthcare Provider have any plan or intention to do any of the foregoing.
     Section 3.20 Vendors.
          (a) Schedule 3.20(a) sets forth a true, correct and complete list of (i) each Vendor to which at least One Hundred Thousand Dollars ($100,000) has been paid by the Company or any Controlled Subsidiary of the Company during each fiscal year ended December 31, 2008 and 2009, and (ii) each sole source Vendor of any material goods or services relating to the Business, other than utilities (collectively, “Material Vendors,” and Contracts with such Material Vendors, “Material Vendor Contracts”).
          (b) Except as set forth on Schedule 3.20(b), neither the Company nor any Controlled Subsidiary of the Company is more than forty-five (45) days past due in any trade accounts payable or other payments owing to any Vendor. Except for Vendor payments past due for forty-five (45) days or less in the ordinary course of business and as set forth on Schedule 3.20(b), neither the Company, nor any Controlled Subsidiary of the Company, as the case may be, has violated or breached, or committed any default under any Material Vendor Contract, and to the Knowledge of the Debtors, no event has occurred, and no circumstance or condition (including the Bankruptcy Case and consummation of the transactions contemplated by this Agreement) exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (i) result in a violation or breach of any provisions of any Material Vendor Contract, or (ii) give any Person the right to declare a default, cancel, terminate, modify, accelerate the maturity or performance of, or exercise any other remedy under any Material Vendor Contract.
          (c) Except as set forth on Schedule 3.20(c), neither the Company nor any Controlled Subsidiary of the Company has received any written notice, or, to the Knowledge of the Debtors, any oral notice from any Vendor of its intention to terminate any Material Vendor Contract. The Company’s and its Controlled Subsidiaries’ relationships with its Material Vendors are good commercial working relationships in all material respects, and, since September 30, 2009, no Material Vendor has canceled, materially modified, or otherwise terminated its relationship with the Company or any of its Controlled Subsidiaries, or materially decreased its services, supplies or materials to the Company or any of its Controlled Subsidiaries, nor to the Knowledge of the Debtors, does any such Material Vendor have any plan or intention to do any of the foregoing.
     Section 3.21 Real Property.
          (a) Except for the interests in the real property set forth on Schedule 3.21(a) (the “Owned Real Property”), neither the Company nor any Controlled Subsidiary owns any real property or interest in real property other than a leasehold. The Company or such Controlled Subsidiary has good and marketable title of record to all of its Owned Real Property, free and clear of all Liens (other than Permitted Liens), and the same is in reasonably good condition and repair (ordinary wear and tear excepted). Neither the Company nor any of its Controlled Subsidiaries is in violation in any material respect of any zoning, building or safety ordinance, regulation or requirement or other Law applicable to the operation of its Owned Real Property nor has the Company or any of its Controlled Subsidiaries received written notice of any such violation.
          (b) “Leased Premises” means the real property leased, subleased or licensed by the Company or any Controlled Subsidiary of the Company, in each case, as tenant, subtenant, licensee or other similar party, together with, to the extent leased, licensed or owned by the Company or any Controlled Subsidiary of the Company, (i) all buildings and other structures, facilities or leasehold improvements, currently located thereon, (ii) all fixtures, systems, equipment and items of personal property and other assets of every kind, nature and description of the Company or any Controlled Subsidiary of the Company located at or attached or appurtenant thereto and used in connection with the Business and (iii) all easements, licenses, rights, options, privileges and appurtenances relating to any of the foregoing clauses (i) and (ii). Schedule 3.21(b) sets forth and identifies each lease, license, sublease or other occupancy agreements and all amendments, modifications, supplements, and assignments thereto, together with all exhibits, addendum, riders and other documents constituting a part thereof for each Leased Premises (the “Leases” and, each individually, a “Lease”). Each Lease is a valid obligation of the Company or a Controlled Subsidiary of the Company and, to the Knowledge of the Debtors, the other party thereto, and is enforceable in accordance with its terms and in full force and effect. No Lease has been modified or amended and, except as disclosed on Schedule 3.21(b), the Company or one of its Controlled Subsidiaries holds a valid and existing leasehold interest under each such Lease free and clear of any Liens, except Permitted Liens. The Company has Delivered true and complete copies of each of the Leases described in Schedule 3.21(b).
          (c) With respect to each of the Leases identified on Schedule 3.21(b), except as set forth on Schedule 3.21(c):
               (i) neither the Bankruptcy Case nor the consummation of the transactions contemplated by this Agreement and the other Transaction Documents has resulted in, or will result in, a termination of, or breach or violation of any provision of, such Lease;

               (ii) neither the Company, its Controlled Subsidiaries, nor, to the Knowledge of the Debtors, any other party to any Leases is in breach or default in any material respect, and, to the Knowledge of the Debtors, no event has occurred which, with notice or lapse of time, would constitute such a breach or default or permit termination, modification or acceleration under the Leases;
               (iii) neither the Company nor any of its Controlled Subsidiaries has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any of its rights and interest in the leasehold or subleasehold under any of the Leases and neither the Company nor any Controlled Subsidiary of the Company has leased, subleased, licensed or granted occupancy rights in any parcel or any portion of any Leased Premises;
               (iv) the rental set forth in each Lease relating to the Leased Premises covered by such Lease is the actual rental being paid, and there are no other agreements or understandings with respect to the same;
               (v) to the extent that the buildings and other improvements located upon or used in connection with the Leased Premises are operated by the Company or its Controlled Subsidiaries, such buildings and other improvements are operated in conformity in all material respects with all applicable Laws and regulations and are in reasonably good condition and repair, except for reasonable wear and tear;
               (vi) either the Company or a Controlled Subsidiary of the Company, as the case may be, is in peaceful and undisturbed possession of each Leased Premises, and neither the Company nor a Controlled Subsidiary of the Company has entered into any contracts, nor to the Knowledge of the Debtors are there any legal restrictions, that preclude or restrict the ability to use the Leased Premises for the purposes for which it is currently being used;
               (vii) neither the Company nor any of its Controlled Subsidiaries has received written notice of any pending condemnation proceedings or eminent domain proceedings of any kind against any Leased Premises and, to the Knowledge of the Debtors, no condemnation proceedings or eminent domain proceedings of any kind have been threatened against any Leased Premises;
               (viii) to the Knowledge of the Debtors, there are no facts that would prevent the Leased Premises from being occupied by Buyer or any Controlled Subsidiary of the Company, as the case may be, after the Closing in the same manner as occupied by the Company or such Controlled Subsidiary immediately prior to the Closing;
               (ix) no governmental, fire, life safety or other inspection is required in connection with the Bankruptcy Case or the transactions contemplated by this Agreement; and

               (x) neither the Bankruptcy Case nor the consummation of the transactions contemplated by this Agreement has resulted in, or will result in, the loss or termination of any rights under the Leases, all of which options and rights will inure to the benefit of Buyer or its designated Affiliate from and after the Closing.
     Section 3.22 Transactions with Certain Persons.
          (a) Except as set forth in the Recent SEC Reports or on Schedule 3.22(a), to the Knowledge of the Debtors, no stockholder, officer or director of the Company or any of its Controlled Subsidiaries and, no immediate relative or spouse (or immediate relative of such spouse) who resides with, or is a dependent of, any such stockholder, officer or director: (i) has any direct or indirect financial interest in any creditor, competitor, supplier manufacturer, agent, representative, distributor, provider, vendor or customer of the Company or any of its Subsidiaries; or (ii) owns, directly or indirectly, in whole or in part, or has any other interest in, any tangible or intangible property that the Company or any Subsidiaries uses in the conduct of the Business, except, in each case, for any such ownership or interest resulting from the ownership of not more than one percent (1%) of the outstanding capital stock of a public company.
          (b) Except as set forth in the Recent SEC Reports or on Schedule 3.22(b), no director, officer, employee or stockholder of the Company or any of its Controlled Subsidiaries, or, to the Knowledge of the Debtors, any member of the immediate family of any such Person, or any corporation, partnership, trust or other entity in which any such Person, or any member of the immediate family of any such Person, has a substantial interest in, or is an officer, director, trustee, partner or holder of, more than five percent (5%) of the outstanding capital stock thereof, is a party to any transaction or understanding with the Company or any Subsidiary, including any Contract or other arrangement providing for the employment of, furnishing of services by, rental of real or personal property from or otherwise requiring payments to any such Person or firm, other than employment-at-will arrangements in the ordinary course of business.
     Section 3.23 Employees; Labor Matters.
          (a) Schedule 3.23(a) sets forth a complete and accurate list of (i) all of the respective directors and officers of the Company and each of its Controlled Subsidiaries, and (ii) all of the employees of the Company and each Controlled Subsidiary of the Company, identifying for each such individual his or her employer (whether the Company and/or any of its Controlled Subsidiaries), his or her position, date of hire, business location, annualized base salary (based on hours worked in 2009), whether paid on a salary, hourly or commission basis, last year’s bonus and aggregate commissions paid and accrued and unused vacation days.
          (b) To the extent the Company or any of its Controlled Subsidiaries utilizes any independent contractors, temporary employees, leased employees or any other servants or agents compensated other than through reportable wages paid by the Company or any of its Controlled Subsidiaries (collectively, “Contingent Workers”), the Company and its Controlled Subsidiaries have properly classified and treated them in accordance with applicable Laws and for purposes of all Company Benefit Plans and perquisites.
          (c) Except as disclosed in Schedule 3.23(c), neither the Company nor any of its Controlled Subsidiaries is delinquent in payments to any of its employees or Contingent Workers for any wages, salaries, commissions, bonuses, severance, termination pay, consulting fees or other direct compensation or remuneration for any services performed therefor or amounts required to be reimbursed to such employees or Contingent Workers. Each of the Company and its Controlled Subsidiaries is and heretofore has, been in compliance in all material respects with all applicable Laws and regulations respecting labor, employment, fair employment practices, human rights, pay equity, terms and conditions of employment, occupational safety and health, workers’ compensation, and wages and hours. There are no charges of employment discrimination or unfair labor practices or strikes, slowdowns, stoppages of work, or any other concerted interference with normal operations existing, pending or, to the Knowledge of the Debtors, threatened against or involving the Company or any of its Controlled Subsidiaries. Each of the Company and its Controlled Subsidiaries is, and at all times has been, in compliance in all material respects with the requirements of the Immigration Reform Control Act of 1986. Neither the Company nor any of its Controlled Subsidiaries has ever implemented any plant closing or mass layoff of employees as those terms are defined in the Worker Adjustment Retraining and Notification Act of 1988, as amended (the “WARN Act”), mass termination provisions of any applicable employment standards legislation (the “Mass Termination” provisions) or any similar federal, state, provincial or local Law or regulation and no layoffs that could implicate such Laws or regulations up through and including the Closing Date are currently contemplated or have been effected within the six (6) months prior to Closing; provided that Buyer offers employment to a sufficient number of the employees of the Company and its Controlled Subsidiaries so as not to trigger WARN obligations or Mass Termination obligations. Except as set forth in Schedule 3.23(c), neither the Company nor any Controlled Subsidiary of the Company has a written policy, practice, plan or program of paying severance pay or any written form of severance compensation in connection with the termination of employment. There are no material grievances, complaints or charges that have been filed against the Company or any Controlled Subsidiary of the Company under any dispute resolution procedure (including any proceedings under any dispute resolution procedure under any collective bargaining agreement) that have not been dismissed. There are no collective bargaining agreements, Contracts or understandings with a labor union or labor organization that are in effect or are currently being negotiated by the Company or any Controlled Subsidiary of the Company. Neither the Company nor any Controlled Subsidiary of the Company is subject to any charge, demand, petition or representation proceeding seeking to compel, require or demand it to bargain with any labor union or labor organization nor is there pending or, to the Knowledge of the Debtors, threatened in writing, any material labor strike, dispute, walkout, work stoppage, slow-down or lockout involving the Company or any Controlled Subsidiary of the Company. Neither the Company nor any Controlled Subsidiary of the Company has received written notice of pending or threatened resignation of any officer or executive of the Company or any Subsidiary of the Company.
     Section 3.24 Brokers. None of the Debtors has incurred, nor will any Debtor become liable for, any advisory fee, broker’s commission or finder’s fee relating to or in connection with the transactions contemplated by this Agreement, other than the fees payable as set forth on Schedule 3.24, which fees shall be payable by the Company as set forth in the Plan.
     Section 3.25 Absence of Changes. Except as set forth in the Recent SEC Reports or on Schedule 3.25, since September 30, 2009, (x) the Company and its Controlled Subsidiaries have conducted the Business only in the ordinary and usual course of business consistent with past practice, and (y) there has not been any material change in or development with respect to the Business or the operations, condition (financial or otherwise), results of operations, assets or liabilities of the Company and its Controlled Subsidiaries. Except as set forth in the Recent SEC Reports or on Schedule 3.25 and except as expressly contemplated by this Agreement, since September 30, 2009, neither the Company nor any of its Controlled Subsidiaries has:
          (a) borrowed any amount or incurred or become subject to any material Liabilities, except Liabilities under Material Contracts;
          (b) mortgaged, pledged or subjected to any Lien, any portion of the Purchased Assets, except Liens for Taxes not yet due and payable and Permitted Liens;
          (c) sold, assigned or transferred any portion of its Assets or entered into any agreement or arrangement for the purchase, sale or other disposition of any properties or assets, except in the ordinary course of business consistent with past practices;
          (d) suffered any extraordinary losses (whether or not covered by insurance) or waived any rights of material value;
          (e) declared, set aside or paid any dividends or made any distributions on or with respect to the Company’s equity interests or other equity securities or directly or indirectly redeemed or purchased any of the Company’s equity interests or other equity securities;
          (f) suffered any labor trouble or claim of unfair labor practices, any change in the compensation payable or to become payable by it to any of its officers or employees other than normal merit increases to officers and employees in accordance with its usual practices, or any bonus payment or arrangement made to or with any of such officers or employees or any establishment or creation of any employment, deferred compensation or severance arrangement or employee benefit plan with respect to such Persons or the amendment of any of the foregoing;

          (g) suffered any resignation, termination or removal of any officer or material loss of personnel or material change in the terms and conditions of the employment of any officer or key employee;
          (h) incurred any material contingent liability as guarantor or otherwise with respect to the obligations of others or cancelled any material debt or claim owing to it, or waived any material right, including any write-off or compromise of any accounts receivable, in each case other than in the ordinary course of business consistent with past practice;
          (i) incurred any material damage, destruction or loss, whether or not covered by insurance;
          (j) incurred any obligation or liability to any of its officers, directors, stockholders or employees, or made any loans or advances to any of its officers, directors, stockholders or employees, except normal compensation and expense allowances payable to officers or employees in the ordinary course of business;
          (k) undertaken any change in accounting methods or practices, collection policies, pricing policies or payment policies, other than changes required by GAAP;
          (l) incurred any loss, or any known development that would reasonably be expected to result in a loss, of any Material Healthcare Provider or Material Vendor;
          (m) terminated or amended or modified any Material Contract;
          (n) transferred any Franchise Agreement to another franchisee;
          (o) made any capital expenditures or commitments exceeding $100,000, except as set forth in the Budget; or
          (p) entered into any other material transaction other than in the ordinary course of business or any agreement or understanding whether in writing or otherwise, for the Company or any of its Controlled Subsidiaries to take any of the actions specified in paragraphs (a) through (o) above.
     Section 3.26 Governmental Consents, etc. Except for the applicable requirements of the HSR Act or any other applicable Competition Law and except as set forth on the Schedule 3.26, no material Permit, consent, approval or authorization of, or declaration to or filing with, any Governmental Authority is required in connection with any of the Bankruptcy Case, the execution, delivery or performance of this Agreement or the other Transaction Documents by the Debtors or the consummation by the Debtors of any other transaction contemplated hereby or thereby.

     Section 3.27 Government Program Participation.
          (a) (i) Except as set forth on Schedule 3.27(a), neither the Company nor any of its Controlled Subsidiaries (A) is enrolled or authorized to participate in a Government Health Care Program, (B) has submitted any claims for payment to a Government Health Care Program, (C) operates a Facility that provides any services covered by a Government Health Care Program or (D) participates in a publicly funded health care program or plan or provides services to which the Health Canada Act applies. Each of the Facilities owned, managed or operated by the Company or a Controlled Subsidiary that has historically received Medicare or Medicaid reimbursement is eligible to receive payment without restriction under such Governmental Health Care Program. Each of the Facilities listed on Schedule 3.27(a) is in compliance with the conditions of participation for the Government Health Care Programs in all material respects. There is not pending or, to the Knowledge of the Debtors, threatened any material proceeding or investigation under any Government Health Care Program involving the Acquired Business, the Company or any of its Controlled Subsidiaries. Schedule 3.27(a) contains a complete and accurate list of all billing numbers issued by a Government Health Care Program to a Facility owned, managed or operated by the Company or a Controlled Subsidiary. The Company has Delivered true, correct and complete copies of the most recent Medicare and Medicaid certification survey reports for each facility owned, managed or operated by the Company or a Controlled Subsidiary, including any statements of deficiencies and plans of correction.
          (b) All of the Company’s and its Controlled Subsidiaries’ billing practices with respect to all Government Health Care Programs have been since January 1, 2007 and are in compliance in all material respects with all applicable Laws. The Facilities owned, managed or operated by the Company or a Controlled Subsidiary have not billed or received any payment or reimbursement from any Government Health Care Program in excess of amounts allowed by Law.
          (c) All of the Company’s and its Controlled Subsidiaries’ billing practices with respect to all commercial payors, including private insurance companies, health maintenance organizations, employer sponsored payment programs or any other payment program, have been since January 1, 2007 and are in compliance in all material respects with all applicable Laws, and the policies of such third party payor.
          (d) To the Knowledge of the Debtors, (i) no current employee or owner of the Business has been excluded from participating in any federal health care program (as defined in 42 U.S.C. §1320a-7b(f)) and (ii) none of the Facilities owned, managed or operated by the Company or a Controlled Subsidiary, or the current officers, directors, owners, agents or managing employees (as such term is defined in 42 U.S.C. §1320a-5(b)) of the Company or any of its Controlled Subsidiaries, has been excluded from Medicare or any federal health care program (as defined in 42 U.S.C. §1320a-7b(f)) or been subject to sanction pursuant to 42 U.S.C. §1320a-7a or 1320a-8 or been convicted of a crime described at 42 U.S.C. §1320a-7b.

     Section 3.28 Regulatory Compliance.
          (a) Except as set forth on Schedule 3.28(a), the Acquired Business has been since January 1, 2007 and presently is in compliance in all material respects with all applicable Laws, including but not limited to, to the extent applicable, state fee-splitting, prohibition against the corporate practice of medicine, false claims, false representations, anti-kickback and all other provisions of the Medicare/Medicaid fraud and abuse laws (42 U.S.C. Section 1320a-7 et seq.), the physician self-referral provisions of the Stark Law (42 U.S.C. Section 1395nn) and all applicable Laws in respect of conflict of interest, fee-sharing and restrictions respecting ownership interests in Facilities where regulated healthcare services are provided. All material reports, data, and other information required to be filed with such commissions, boards, bureaus, and agencies regarding the assets of such Facilities have been timely filed with respect to the Acquired Business as operated by the Company and its Controlled Subsidiaries. To the Knowledge of the Debtors, none of the Facilities owned, managed or operated by the Company and its Controlled Subsidiaries, Health Care Providers or any of their respective officers, directors, owners, or managing employees has engaged in any activities that are prohibited under 42 U.S.C. Section 1320a-7 et seq., or the regulations promulgated thereunder, or under any other applicable Laws, or which are prohibited by applicable rules of professional conduct, including but not limited to the following:
               (i) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment;
               (ii) knowingly and willfully making or causing to be made a false statement or representation of a material fact for use in determining rights to any benefit or payment;
               (iii) presenting or causing to be presented a claim for reimbursement for services under Medicare, Medicaid or other state or federal healthcare programs that is for an item or service that is known or should be known to be (A) not provided as claimed or (B) false or fraudulent;
               (iv) failing to disclose knowledge by a claimant of the occurrence of any event effecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to fraudulently secure such benefit or payment;
               (v) knowingly and willfully offering, paying, soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind (A) in return for referring an individual to a Person for the furnishing or arranging for the furnishing of any item or service or (B) in return for purchasing, leasing, ordering or arranging for or recommending purchasing, leasing or ordering any good, facility, service or item;

          (b) The Acquired Business is in compliance in all material respects with, to the extent applicable, the administrative simplification provisions required under the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), including the electronic data interchange regulations and the health care privacy regulations, as of the applicable effective dates for such requirements and, except as set forth on Schedule 3.28(b), neither the Company nor any of its Controlled Subsidiaries has received any notice from a Governmental Authority of non-compliance or other breach of the privacy or security requirements set forth in HIPAA and any similar federal or provincial privacy legislation in Canada.
          (c) The Company, its Controlled Subsidiaries and the Facilities operated by the Company and its Controlled Subsidiaries are in compliance in all material respects with the Therapeutic Products Directorate of Health Canada and FDA rules and regulations relating to the purchase, use and marketing of excimer lasers and the LASIK and other vision correction procedures using the LASIK equipment, as applicable, in such Facilities. Copies of all correspondence to and from the FDA since January 1, 2008 have been Delivered.
          (d) Neither the Company nor any of its Controlled Subsidiaries is a party to a Corporate Integrity Agreement with Office of Inspector General of the Department of Health and Human Services or any similar such mandatory compliance agreement.
     Section 3.29 Franchise Matters.
          (a) Except as set forth in the Franchise Agreements or in Schedule 3.29(a): (i) no franchisee has a protected territory, exclusive territory, covenant not to compete, right of first refusal, option, or other arrangement (collectively, “Territorial Rights”) with Vision Source pursuant to which (A) Vision Source is restricted in any way in its right to own or operate, or license others to own or operate, any business or line of business; or (B) the franchisee is granted rights for the acquisition of additional franchises or expansion of the franchisee’s territory; (ii) no franchisee’s Territorial Rights conflict with the Territorial Rights of any other franchisee; and (iii) no financing opportunities or credit enhancements have been offered or granted to any franchisee. The businesses that are the subject of Franchise Agreements with franchisees are presently open and in operation. With the exception of Vision Source, neither the Company nor any of its Controlled Subsidiaries is or has been a party to any Franchise Agreement.
          (b) Except as set forth on Schedule 3.29(b), each franchisee is in all material respects current (i.e., no financial obligation is more than thirty (30) days past-due) in its financial obligations to Vision Source, including without limitation, payments due for franchise fees, advertising fees and royalties.
          (c) The Company has Delivered a sample blank form of the past and currently effective Uniform Franchise Offering Circulars and Franchise Disclosure Documents (including the disclosure documents required pursuant to applicable Laws in

Canada) of Vision Source (each, an “FDD”) that have been in use since January 1, 2006, or are currently in use, by Vision Source for each state or province in which Vision Source is, or was at any time, offering and selling franchises that required delivery of an FDD in connection with that transaction. Each past FDD was in compliance in all material respects, and each currently effective FDD is in compliance in all material respects, with the Franchise Laws of the jurisdiction for which it has been or is being used and the information contained in any currently effective FDD does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.
          (d) Since January 1, 2006: (i) Vision Source has not offered or sold any franchise prior to receiving approval from a state or province in which such approval is required (“Registration State”) or prior to filing a required notice in a state or province where only a notice filing is required (“Notice State”); (ii) Vision Source has not offered or sold a franchise in any Registration State, Notice State or province after its registration or the effectiveness or its notice has lapsed; (iii) there have been no consent orders or settlement agreements entered into by Vision Source with any federal, provincial or state regulatory agency or association with respect to the sale of the Franchises; (iv) Vision Source has timely filed in the applicable Registration States all required advertising notices, franchise seller disclosures and amendments; and (v) Vision Source has not solicited the sale of any Franchises through Vision Source sponsored advertisements in any jurisdiction. The Company has Delivered true, correct and complete copies of each written confirmation of approval or exemption under such Franchise Laws received since January 1, 2005. Except for any modifications to the current form of Franchise Agreements included with the annual renewal applications with Governmental Authorities, since January 1, 2006, there have been no applications for material modifications to existing Franchise Agreements filed by Vision Source with any state regulatory agencies.
          (e) Except for any Financial Performance Representations that are included in (or are exempt from inclusion in) the FDD, Vision Source has not authorized its officers, directors, salespersons, and/or other representatives to furnish to prospective franchisees any materials or information that constitute a Financial Performance Representation as defined in item 19 of the FDD Guidelines and/or 16 CFR § 436.1(f) (collectively, “Financial Performance Representations”); and no Financial Performance Representations, except for Financial Performance Representations that are included in the FDD, and Financial Performance Representations that are exempt from inclusion in such FDD have been made since January 1, 2006 to any prospective franchisee by Vision Source or an officer or director thereof, or, to the Knowledge of the Debtors, any salesperson or representative thereof. Vision Source has in its possession an original executed copy of an Acknowledgment of Receipt from each franchisee who received an FDD from Vision Source during the period commencing on January 1, 2006 and continuing through the date of this Agreement.

          (f) Since January 1, 2006: (i) Vision Source has not received any claims or demands or other notices from any franchisee association, advertising co-op group or other group representing or purporting to represent any or all of the franchisees regarding any alleged breach or default by any Company or of any term or provision of any of the Franchise Agreements; (ii) Vision Source has not engaged in any material dispute with any franchisee association, advertising co-op group or other group representing or purporting to represent any or all of the franchisees; (iii) there are no arbitrations, mediations or civil actions pending or threatened between Vision Source and any franchisee association, advertising co-op group or other group representing or purporting to represent any or all of the franchisees; and (iv) there have been no arbitrations, mediations or civil actions between Vision Source and any franchisee association, advertising co-op group or other group representing or purporting to represent any or all of the franchisees.
          (g) Except as set forth on Schedule 3.29(g), Vision Source is not a party to any currently effective agreement to waive or forbear any material provision of any Franchise Agreement regarding a franchisee’s obligation to make payments of royalty fees, cooperative marketing fees, or expenditures for other advertising purposes for which such waiver or forbearance continues in effect as of the date of this Agreement.
          (h) Except as set forth in Schedule 3.29(h), since January 1, 2006, Vision Source has not entered into any royalty or cooperative marketing fee relief agreements, forbearance agreements, settlement agreements, cancellation agreements, termination agreements or purchase agreements for the acquisition of franchised retail optical eye care centers with any of its franchisees, for which performance by Vision Source or a franchisee remains outstanding.
     Section 3.30 Indebtedness. Except for the expenses, fees or other payments payable pursuant to the Plan, neither the Company nor any of its Controlled Subsidiaries has any Indebtedness or any liability for any fees or expenses owed or to be owed to any attorney, accountant, broker, financial advisor or other representative in connection with the negotiation and execution of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby.
     Section 3.31 Bank Accounts. Schedule 3.31 sets forth the names and addresses of all banks, trust companies, savings and loan associations and other financial institutions at which each of the Company and each of its Controlled Subsidiaries maintains an account, deposit, safe deposit box, lock box or other arrangement for the collection of accounts receivable or line of credit or other loan facility relationship, or account of any nature, and the names of all Persons authorized to draw there, make withdrawals therefrom or have access thereto.
     Section 3.32 Warranty Matters. As of December 31, 2009, the Company maintained a reserve of $1,123,286 relating to warranties or guaranties for products or services provided by the Company or its Subsidiaries in the conduct of the Business. Schedule 3.32 sets forth a complete list of all claims in excess of $100,000 under such warranties or guaranties pending or, to the Knowledge of the Debtors, threatened and all claims in excess of $100,000 under such warranties or guaranties made since January 1, 2008.
     Section 3.33 Illegal Payments. None of the Company, any of its Controlled Subsidiaries or, to the Knowledge of the Debtors, any Affiliate of the Company or its Controlled Subsidiaries has ever offered, made or received on behalf of the Company or any of its Controlled Subsidiaries any illegal payment or contribution of any kind, directly or indirectly, including, payments, gifts or gratuities, to any Person, including any United States or foreign national, state or local government officials, employees or agents or candidates therefor or other Persons.
     Section 3.34 Non-Controlled Subsidiaries. The Company has no Knowledge that any of the representations and warranties in this Article 3 that apply only to the Controlled Subsidiaries or to Facilities owned, managed or operated by, or Company Benefit Plans maintained by, the Company or any of its Controlled Subsidiaries would be untrue if those representations and warranties also applied to the Company’s Subsidiaries that are not Controlled Subsidiaries or to Facilities owned, managed or operated by, or Benefit Plans maintained by, the Company’s Subsidiaries that are not Controlled Subsidiaries, as the case may be.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE BUYER PARTIES
          Each Buyer Party represents and warrants to the Debtors as of the date hereof the following matters:
     Section 4.1 Organization.
          (a) Buyer is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has the corporate power and authority to enter into and perform this Agreement. Canadian Buyer is a corporation duly incorporated, validly existing and in good standing under the Laws of New Brunswick and has the corporate power and authority to enter into and perform this Agreement.
          (b) Each Buyer Party was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and the DIP Loan. All of the issued and outstanding capital stock of Canadian Buyer is validly issued, fully paid and non-assessable and is owned, beneficially and of record, by Buyer free and clear of all Liens.
          (c) Except for (i) obligations or liabilities incurred in connection with its incorporation or organization, (ii) the DIP Loan and (iii) this Agreement and the other Transaction Documents or in furtherance of the transactions contemplated hereby, no Buyer Party has incurred, directly or indirectly, through any of its subsidiaries or

Affiliates, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.
     Section 4.2 Authorization. Each Buyer Party has the requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby. The execution, delivery and performance by each Buyer Party of this Agreement and the other Transaction Documents to which it is or will be a party, and such Buyer Party’s consummation of the transactions contemplated hereby, have been duly authorized by all requisite action of such Buyer Party.
     Section 4.3 Binding Agreement. At the Effective Time, this Agreement and each Transaction Document to which any Buyer Party is or will be a party will constitute a valid and binding agreement of such Buyer Party, enforceable against such Buyer Party in accordance with its terms, except as enforceability may be limited by applicable equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar Laws from time to time in effect affecting the enforcement of creditors’ rights generally (regardless of whether enforcement is sought in a proceeding at law or in equity).
     Section 4.4 No Breach. Subject to obtaining consents and approvals of, or filings or registrations with, the FTC and the DOJ pursuant to the HSR Act or any other Competition Authority pursuant to any other applicable Competition Law, the execution, delivery and performance by each Buyer Party of this Agreement, each Transaction Document to which it is or will be a party and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate the Organizational Documents of such Buyer Party, (ii) violate any applicable Law or Order, (iii) require any action by or in respect of, or filing with any Governmental Authority, or (iv) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of such Buyer Party under any provisions of any agreement or other instrument binding upon such Buyer Party.
     Section 4.5 Litigation. There are no (a) outstanding Orders of any Governmental Authority against any Buyer Party or any of their respective Affiliates, which have or could have a material adverse effect on the ability of such Buyer Party to consummate the transactions contemplated hereby, or (b) actions, suits, claims or legal, administrative or arbitration proceedings or investigations pending or, to the Knowledge of Buyer, threatened against any Buyer Party, which have or could have a material adverse effect on the ability of any Buyer Party to consummate the transactions contemplated hereby.
     Section 4.6 Commitment Letter; DIP Loan. Buyer has furnished to the Company true and complete copies of an executed commitment letter from the Sponsor to provide equity financing to the Buyer Parties or their Affiliates in an aggregate amount not less than the amounts payable by the Buyer Parties (or which the Buyer Parties have agreed to cause to be paid) pursuant to Section 2.4(b) (the “Commitment Letter”), and the

Company is a party to the Commitment Letter. The Commitment Letter, in the form so delivered, will be valid, binding and in full force and effect upon the Effective Time and no event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of any Buyer Party or the Sponsor under any term or condition of the Commitment Letter. There are no conditions precedent or other contingencies relating to the funding of the full amount of the equity financing contemplated by the Commitment Letter other than as specifically set forth in the Commitment Letter. Sponsor has entered into the DIP Loan with the Company which provides, upon the satisfaction of conditions contained therein, the Company with the ability to borrow up to $25,000,000.
     Section 4.7 Brokers. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of any Buyer Party who might be entitled to any fee or commission upon the consummation of the transactions contemplated by this Agreement for which the Company or any of its Subsidiaries would be liable.
     Section 4.8 GST. Canadian Buyer will prior to the Closing be registered for goods and services tax purposes under Part IX of the Excise Tax Act (Canada).
     Section 4.9 No Implied Representations. In entering into this Agreement, the Buyer Parties have not been induced by and have not relied upon any representations, warranties or statements, whether express or implied, made by the Debtors or any agent, employee or other representative of the Debtors or by any broker or any other Person representing or purporting to represent the Debtors, which are not expressly set forth in Article 3 of this Agreement, whether or not any such representations, warranties or statements were made in writing or orally.
ARTICLE 5
BANKRUPTCY COURT MATTERS
     Section 5.1 Bankruptcy Court Approval. Debtors and Buyer Parties acknowledge that this Agreement is subject to the Bankruptcy Court entering the Plan Sponsor Order, and that the occurrence of such is a condition precedent to all obligations of the Debtors and the Buyer Parties hereunder.
     Section 5.2 Bankruptcy Court Filings.
          (a) On or before February 3, 2010, the Debtors shall file with the Bankruptcy Court a motion seeking entry of the Plan Sponsor Order and the DIP Loan Order and the Debtors shall thereafter pursue diligently the entry of the Plan Sponsor Order and the DIP Loan Order. The Buyer Parties agree that they will promptly take such actions as are reasonably requested by the Debtors to assist in obtaining entry of the Plan Sponsor Order and the DIP Loan Order. In the event the entry of the Plan Sponsor Order or the DIP Loan Order shall be appealed, the Debtors and the Buyer

Parties shall use their commercially reasonable efforts to defend such appeal, including opposing any stay requested in connection therewith.
          (b) Within two (2) Business Days of the entry of the Plan Sponsor Order and the DIP Loan Order by the Bankruptcy Court, the Company shall file a motion seeking the Canadian Recognition Order in the Canadian Proceedings, which hearing shall be held within seven (7) days of the entry of the Plan Sponsor Order and the DIP Loan Order.
          (c) The Debtors shall give the Buyer Parties reasonable advance notice of, and opportunity to review and comment on, any motions, pleadings, notices and other documents to be filed during the Bankruptcy Case and the Canadian Proceedings (and any other Restructuring Documents) and shall consult with the Buyer Parties in good faith with respect to such comments. Except for actions taken consistent with this Agreement with respect to a Superior Proposal, no motion or other pleading that would have the effect of amending, modifying, supplementing, terminating or withdrawing the Plan, the Plan Sponsor Order, the DIP Loan Order or the Confirmation Order, or that would have the effect of preventing the conditions to the obligations of the parties under this Agreement to be timely satisfied or delaying the Closing Date, shall be made without the written consent of the Buyer Parties.
     Section 5.3 Competing Transactions.
          (a) Upon the Effective Time, each Debtor shall and shall cause each of the Company’s Controlled Subsidiaries and its and their respective Representatives to cease immediately and cause to be terminated any and all activities, discussions or negotiations with any Person conducted heretofore with respect to, or that may reasonably be expected to lead to, an Acquisition Proposal. Each Debtor shall promptly after the Effective Time instruct each Person which has heretofore executed a confidentiality agreement relating to an Acquisition Proposal with or for the benefit of such Debtor to promptly return or destroy all information, documents, and materials relating to the Acquisition Proposal or to such Debtor or its businesses, operations or affairs heretofore furnished by such Debtor or any of its Representatives to such Person or any of its Representatives in accordance with the terms of any confidentiality agreement with such Person.
          (b) From and after the Effective Time, except as authorized or permitted in Section 5.3(c) below, each Debtor agrees that neither it nor any of the Company’s Controlled Subsidiaries shall, and that it shall cause its and their respective Representatives not to, directly or indirectly, (i) solicit, initiate, knowingly encourage or facilitate the submission of any inquiry, indication of interest, proposal or offer that constitutes (or multiple inquiries, indications of interest, proposals or offers that cumulatively would constitute), or may reasonably be expected to lead to, an Acquisition Proposal, (ii) participate in or facilitate any discussions or negotiations regarding, or furnish any non-public information to any Person (other than the Buyer Parties) in connection with, an Acquisition Proposal, (iii) enter into any letter of intent or agreement in principle or other agreement related to an Acquisition Proposal (other than a confidentiality agreement as contemplated by Section 5.3(c)) or enter into any agreement or agreement in principle requiring such Debtor to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder or resolve, propose or agree to do any of the foregoing, or (iv) terminate, amend, waive or fail to enforce any rights under any “standstill” or other similar agreement between such Debtor or any of its Controlled Subsidiaries and any Person. Any violation of this Section 5.3 by any Representative of any Debtor or any Controlled Subsidiary or Representative of any Controlled Subsidiary of any Debtor shall constitute a breach hereof by the Debtors.
          (c) Notwithstanding Section 5.3(b), from and after the Effective Time and prior to the time, but not after, the Bankruptcy Court shall have entered the Confirmation Order, if (i) no Debtor has breached Section 5.3(b) and (ii) the Company or its Representatives receive an unsolicited bona fide written Acquisition Proposal from a third party that the board of directors of the Company (the “Company Board”) determines in good faith, after consultation with its outside legal counsel, constitutes, or is reasonably likely to lead to, a Superior Proposal, and the Company Board determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would violate the Company Board’s fiduciary duties under applicable Law, the Company may take the following actions: (i) furnish information to the third party making such Acquisition Proposal (a “Qualified Bidder”), and (ii) engage in discussions or negotiations with the Qualified Bidder and its Representatives with respect to the Acquisition Proposal; provided that (x) the Company receives from the Qualified Bidder an executed confidentiality agreement (the terms of which are no less favorable to the Company than those contained in the Confidentiality Agreement and shall include a customary standstill provision that applies during and survives the Bankruptcy Case) and (y) the Company concurrently provides or makes available to Buyer any non-public information concerning the Debtors or their Subsidiaries provided or made available to such Qualified Bidder which was not previously Delivered to Buyer.
          (d) Neither the Company Board nor any committee of the Company Board may (i) approve, adopt, recommend, endorse or otherwise declare advisable or propose to approve, adopt, recommend, endorse or otherwise declare advisable (publicly or otherwise) any Acquisition Proposal, (ii) take a neutral position with respect to any Acquisition Proposal, or (iii) fail to recommend rejection with regard to any Acquisition Proposal (an “Adverse Recommendation”); provided, however, that notwithstanding the foregoing, the Company Board may effect an Adverse Recommendation at any time from and after the Effective Time and prior to the time, but not after, the Bankruptcy Court shall have entered the Confirmation Order, if and only if (A) the Company Board has received an Acquisition Proposal from a third party that constitutes a Superior Proposal, (B) the Company has not breached Section 5.3(b) in any material respect, (C) the Company Board reasonably determines in good faith (after consultation with outside legal counsel), that, in light of such Superior Proposal, the failure of the Company Board to effect an Adverse Recommendation would be a violation of the Company Board’s fiduciary duties under applicable Law, (D) prior to effecting such Adverse Recommendation, the Company Board shall have given Buyer at least three (3) Business Days’ notice thereof and the opportunity to meet with the Company Board and its outside legal counsel, with the purpose and intent of enabling Buyer and the Company to discuss in good faith a modification of the terms and conditions of this Agreement so that the transactions contemplated by this Agreement may be effected (it is agreed that if a third party making an Acquisition Proposal referred to in this sentence modifies a material term of its proposal, the three (3) Business Day period referred to in this sentence shall recommence), and (E) at the end of such three (3) Business Day period, the Company Board determines in good faith, after taking into account all amendments or modifications proposed by Buyer and after consultation with its outside legal counsel, that such Acquisition Proposal remains a Superior Proposal relative to the transactions contemplated by this Agreement.
          (e) From and after the execution of this Agreement, in addition to the obligations of the Debtors set forth in Section 5.3(c), the Company shall notify Buyer promptly (but in any event within one (1) Business Day) after the receipt, directly or indirectly, of any inquiries, discussions, negotiations, proposals, expressions of interest or requests for information with respect to, or which could lead to (including on a cumulative basis), an Acquisition Proposal, including the identity of the Person making any such inquiry, request, proposal or expression of interest and all of the terms and conditions of such Acquisition Proposal (including, if in written form, a copy of such Acquisition Proposal). The Company shall keep Buyer promptly and currently informed of the status, details, terms and conditions (including all amendments or proposed amendments) of any such inquiry, request, proposal, expression of interest or Acquisition Proposal, and shall in any event notify Buyer within twenty-four (24) hours of any material development (including any amendment or proposed amendment).
     Section 5.4 Administrative Priority. Subject to entry of the Plan Sponsor Order, the Break-Up Fee, the Expense Reimbursement and all other amounts due by the Debtors hereunder shall constitute an administrative expense of Debtors under Section 503(b) and Section 507(a)(2) of the Bankruptcy Code.
ARTICLE 6
COVENANTS
     Section 6.1 Affirmative Covenants of the Debtors. The Debtors hereby covenant and agree that, from the Effective Time through and including the Closing Date, unless otherwise expressly contemplated by this Agreement or consented to in writing by Buyer, each of the Company and each of its Controlled Subsidiaries shall, and the Debtors shall take all actions within their control to cause each of the Company and each of its Controlled Subsidiaries to:
          (a) operate the Business in the usual and ordinary course consistent with past practice considering that the Debtors are operating in bankruptcy;
          (b) use reasonable commercial efforts to (i) preserve substantially intact its business organization, maintain its rights and ongoing operations, (ii) retain the services of its respective officers and key employees and maintain its relationships with, and the goodwill of, its respective officers and key employees and (iii) maintain its relationship with its respective Material Healthcare Providers and Material Vendors;
          (c) maintain and keep its properties and assets in as good repair and condition as at present, ordinary wear and tear excepted;
          (d) (i) maintain all Permits that continue to be necessary in order for the Company and its Controlled Subsidiaries to own the Purchased Assets and Assumed Liabilities and continue to conduct the Business as it is then conducted in full force and effect, and (ii) file timely all reports, statements, renewal applications and other filings that are required to keep such Permits in full force and effect, and pay timely all fees and charges in connection therewith that are required to keep the Permits in full force and effect;
          (e) keep in full force and effect insurance comparable in amount and scope of coverage to that currently maintained; and
          (f) operate its business in all material respects in compliance with all applicable Laws.
     Section 6.2 Negative Covenants of the Debtors. Except as expressly contemplated by this Agreement, the Plan or any order of the Bankruptcy Court or the Canadian Court in effect as of January 28, 2010, and except as set forth in Schedule 6.2 or otherwise consented to in writing by Buyer, from the Effective Time until the Closing Date, neither the Company nor any of its Controlled Subsidiaries shall do, and the Debtors shall take all actions within their control to cause the Company and each its Controlled Subsidiaries not to do, any of the following:
          (a) (i) grant or increase the amount of any severance or termination payable to (or amend any existing arrangement with) any director, officer or employee of the Company or any Controlled Subsidiary of the Company, other than payments to employees upon termination in accordance with the written employment and severance agreements listed on Schedule 3.11(a) and Schedule 3.23(c), (ii) increase benefits payable under any existing severance or termination pay policies or employment agreements, except such changes as may be required in order to comply with applicable Law, (iii) enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement) with any director or officer of the Company or any of its Controlled Subsidiaries or with any employee of the Company or any of its Controlled Subsidiaries whose total annual compensation would exceed $50,000, (iv) establish, adopt or amend (except for Excluded Contracts and as required by applicable Law) any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer or employee of the Company or any Controlled Subsidiary of the Company or (v) increase compensation, bonus or other benefits payable to any director, officer or employee of the Company or any Controlled Subsidiary of the Company, except as required by applicable Law or pursuant to a Contract between such Person and the Company or any of its Controlled Subsidiaries in

effect as of February 1, 2010 (and without giving effect to any subsequent modifications or amendments not previously approved in writing by Buyer);
          (b) (i) declare, set aside or pay any dividends or make any distributions on or with respect to the Company’s equity interests or other equity securities; (ii) redeem, repurchase or otherwise reacquire any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or any options, warrants or conversion or other rights to acquire any shares of its capital stock or any such securities or obligations; (iii) effect any reorganization, recapitalization, dividend payable in stock or other equity securities, equity split or like change in its capitalization; or (iv) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock;
          (c) issue, pledge, deliver, award, grant or sell, or agree to or authorize or propose the issuance, pledge, delivery, award, grant or sale (including the grant of any encumbrances) of, any             shares of any class of its capital stock (including shares held in treasury), any securities convertible into or exercisable or exchangeable for any such shares, or any rights, warrants or options to acquire, any such shares, other than issuances of Company common stock upon the exercise of stock options outstanding as of February 1, 2010;
          (d) (i) acquire, merge or consolidate with or agree to acquire, merge or consolidate with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other Person, except in the ordinary course of business consistent with past practice or (ii) make or commit to make any investments in third parties, other than investments that do not exceed $100,000 in the aggregate for all such other investments that occur from the Effective Time;
          (e) sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise encumber or dispose of, any of its assets (including the Purchased Assets), except in the ordinary course of business consistent with past practice, not to exceed $100,000 in the aggregate;
          (f) propose or adopt any amendments to its Organizational Documents or take any steps towards dissolution;
          (g) make any change in any of its methods of accounting or make any reclassification of assets or liabilities, except as may be required by Law or GAAP;
          (h) create or incur any Liens on the Purchased Assets, except for Permitted Liens;
          (i) enter into or amend any agreements pursuant to which any other party is granted exclusive rights of any type or scope;

          (j) enter into any operating lease with an aggregate value in excess of $100,000;
          (k) make any capital expenditures, capital additions or capital improvements other than expenditures as provided in the Budget;
          (l) enter into or amend any Material Contract, Lease, Material Healthcare Provider Contract or Material Vendor Contract, other than in the ordinary course of business consistent with past practice;
          (m) make or change any material Tax election, change any annual accounting period (except as required by applicable Law or GAAP), adopt or change any accounting method (except as required by applicable Law or GAAP), file any amended Tax Return, enter into any Tax closing agreement or settle any material Tax claim or assessment, surrender any right to any Tax claim or Tax refund, or consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment;
          (n) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), except the payment, discharge or satisfaction of liabilities or obligations in the ordinary course of business consistent with past practice or in accordance with the terms thereof as in effect as of the Effective Time, or waive, release, grant or transfer any rights of material value or modify or change in any material respect any Material Contract, Lease, Material Healthcare Provider Contract or Material Vendor Contract, in each case, other than in the ordinary course of business consistent with past practice;
          (o) settle or compromise any litigation, except pursuant to the Company’s patient advocacy programs for resolving patient claims not in excess of $10,000 per claim or $50,000 in the aggregate.
          (p) make any payment to an Affiliate, except (i) in accordance with the terms of any Material Contract or (ii) compensation to employees in the ordinary course of business;
          (q) incur any Indebtedness or issue, sell or amend any Indebtedness or make any loans, advances (other than routine advances to employees of the Company and its Controlled Subsidiaries in the ordinary course of business and consistent with past practices) or capital contributions to, or invest in, any other Person (other than investments by the Company in any of its wholly-owned Subsidiaries);
          (r) pay or otherwise discharge any Taxes, Indebtedness or Excluded Liabilities that otherwise would be discharged pursuant to the Plan or pay or otherwise discharge any Taxes, Indebtedness or Excluded Liabilities that would not be discharged pursuant to the Plan, except as provided in the Budget or in the ordinary course of business consistent with past practice;

          (s) amend the DIP Loan in any manner that prevents the consummation of the transactions contemplated hereunder; or
          (t) intentionally take, or offer or propose to take, or agree to take in writing or otherwise, any of the actions described in this Section 6.2 that require the consent of Buyer or any action which would result in any of the conditions set forth in Article 7 not being satisfied.
     Section 6.3 Buyer Access. From the Effective Time until the Closing Date, the Company and each Controlled Subsidiary of the Company will give the Buyer Parties and their respective Representatives reasonable access to the offices, properties, books and records of the Company and each Controlled Subsidiary of the Company; provided that any such access shall be during normal business hours on reasonable notice and shall not unreasonably interfere with the conduct of the Business.
     Section 6.4 Confidentiality. From and after the Closing, the Company shall treat and hold, and shall cause its Affiliates to treat and hold, as confidential any information concerning the Buyer Parties, the Purchased Assets, Assumed Liabilities and the Acquired Business, including any notes, analyses, compilations, studies, forecasts, interpretations or other documents that are derived from, contain, reflect or are based upon any such information (the “Confidential Information”), refrain from using any of the Confidential Information, and deliver promptly to Buyer, at the request and option of Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in its possession or under its control; provided, however, that the Company shall be permitted to retain one copy of any such Confidential Information for record-keeping purposes. Notwithstanding the foregoing, Confidential Information shall not include information that is (a) generally available to the public other than as a result of a breach of this Section 6.4, (b) rightfully received after the Closing Date from a third party not under any obligation of confidentiality with respect to such information or (c) concerning the Excluded Assets or the Excluded Liabilities. In the event that the Company or any of its Affiliates is requested or required by oral or written question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process to disclose any Confidential Information, such Person shall notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 6.4. If, in the absence of a protective order or the receipt of a waiver hereunder, the Company or any of its Affiliates is, on the advice of counsel, compelled by a Governmental Authority to disclose any Confidential Information to any Person or else stand liable for contempt, such Person may disclose the Confidential Information to such Person; provided, that such disclosing Person shall use its reasonable efforts to obtain, at the request of Buyer, an order or other assurance that confidential treatment shall be accorded to such portion of the Confidential Information required to be disclosed as Buyer shall designate.

     Section 6.5 Employees and Benefit Plans.
          (a) Transferred Employees. At least ten (10) Business Days before, but effective upon the Closing Date, each of the employees of the Company who is actively employed by the Company as of immediately prior to the Closing Date (the “Active Employees”), except such employees identified on Schedule 6.5(a) shall be offered employment by either Canadian Buyer or one of its Affiliates (the “Employer”) at substantially similar terms and conditions and at base wage and salary levels and with benefits that are, in the aggregate, substantially similar to their current wage and salary levels and benefits; it is the parties’ intention that such offer shall be sufficiently similar to each employee’s prior position at the Company that such offer shall not constitute a constructive discharge for purposes of the WARN Act. The Employer reserves the right not to offer employment to any employees of the Company who, as of the Closing Date, are absent from active employment with the Company for any reason (including as a result of layoff or leave of absence) (the “Inactive Employees” and, together with the Active Employees, the “Company Employees”), but is obligated to make offers of employment on substantially the same terms as offered to the Active Employees to (i) Inactive Employees absent from active employment with the Company as of the Closing Date on account of an authorized leave of absence, an illness eligible for sick time under the Company’s sick leave policy, a short-term disability as determined under the Company’s short-term disability plan (whether or not the employee is insured under such plan), a leave of absence pursuant to the Family and Medical Leave Act, Employment Standards Act of 2000 or comparable state, provincial or local Law or an injury, illness or disability in each case for which the Inactive Employee is eligible for protection and/or coverage under federal, state, provincial or local Law, or a leave of absence under the Uniformed Services Employment and Reemployment Rights Act or comparable federal, state, provincial or local Law entitling the Inactive Employee to reemployment (provided that such offers, consistent with applicable Law, may be made at the time such employee is able to, and has the right to, return to work), or (ii) Inactive Employees who qualify to be actively employed by the Employer in accordance with the Employer’s human resources policies and procedures or under applicable federal, state or provincial Law within a period of ninety (90) days following the Closing Date. The Active Employees and the Inactive Employees meeting the criteria set forth in clauses (i) and (ii) of the preceding sentence who accept employment with the Employer shall be referred to herein as “Transferred Employees.” The Company Employees who are not offered employment with, or who do not accept employment with, the Employer shall be referred to herein as “Non-Transferred Employees.” Nothing in this Agreement shall limit the Employer’s ability to modify the salary, wage level or benefit arrangements or terminate the employment of any Transferred Employee at any time and for any reason after the Closing, including without cause, and the Employer shall bear sole legal responsibility for such decisions by it. With respect to Transferred Employees, the Company shall pay out all accrued wages, salaries and bonuses on or before the Closing Date. With respect to Non-Transferred Employees, the Company shall pay out all accrued wages, salaries, bonus and paid time off on or before the Closing Date. The Employer shall be solely responsible for compliance with the WARN Act or any similar state, provincial or local Law or regulation to the extent such notices are required for employment losses affecting the Transferred Employees or occurring after the Closing Date. The Company and the Buyer Parties hereby acknowledge and agree that they intend that the termination of Transferred Employees by the Company and rehiring of such Transferred Employees by the Employer is a technical termination falling under the sale of business exception of the WARN Act, as set forth in 29 USC § 2101(b).
          (b) Employee Benefits. The Transferred Employees will be given full credit for their years of service with the Company before the Closing for purposes of vesting and eligibility to participate (but not accrual of benefits for any purpose) in benefit plans, vacation and leave, severance and other programs of Buyer and its Affiliates that are made available to such Transferred Employees after the Closing. The Transferred Employees shall cease to participate in the Company Benefit Plans (other than any Assumed Benefit Plans) as at the Closing and shall commence participation in the Buyer’s Benefit Plans as at the Closing. In respect of any Assumed Benefit Plan, effective as of the Closing Date, the Company shall assign to the Employer the Assumed Benefit Plans and all of its rights, duties, obligations and liabilities under and in relation to the Assumed Benefit Plans and all related agreements. Buyer shall cause the Employer to accept such assignment and become the sponsor and administrator (where applicable) of the Assumed Benefit Plans as of the Closing Date.
          (c) Mutual Cooperation. Subject to applicable Law (including any privacy Laws), the Company shall provide promptly to the Employer, at the Employer’s request, any information or copies of personnel records (including addresses, dates of birth, dates of hire and dependent information) relating to the Transferred Employees or relating to the service of Transferred Employees with the Company (and predecessors of the Company) prior to the Closing Date; provided that such information shall not include medical information, information about requests for accommodation, or other information required by law to be kept confidential by the Company. The Company and the Employer shall each cooperate reasonably with the other and shall provide to the other such documentation, information and assistance as is reasonably necessary to effect the provisions of this Section 6.5(c).
          (d) No Third Party Beneficiaries. Notwithstanding anything contained in this Section 6.5, no provision of this Agreement provides, or is intended to provide, that any Transferred Employee or Non-Transferred Employee is or shall be a third party beneficiary of this Agreement. Further, no provision of this Agreement restricts, or is intended to restrict, the right of the Employer or its Affiliates to amend, modify or terminate any benefit plans, vacation, leave or other programs at any time.
          (e) Company Cooperation. The Company shall act in good faith to encourage its employees to accept offers from the Employer and to execute and return the Employer’s form agreements.
     Section 6.6 Notifications; Schedule Update. The Debtors shall, from time to time prior to the Closing Date, by written notice to Buyer, promptly supplement the Disclosure Schedules (such supplements, collectively, the “Schedule Updates”) with respect to any event of which the Debtors have Knowledge that arises after the Effective Time (i.e., does not relate to a breach of any representations or warranties made as of the date of this Agreement) that (i) would, in the absence of such Schedule Updates, cause a failure of the condition set forth in Section 7.1 on the Closing Date and (ii) did not arise in connection with any breach by any Debtor of any of their covenants or agreements set forth in this Agreement or any other Transaction Document. Upon receipt of any Schedule Update, Buyer may, by written notice to the Company within ten (10) calendar days following Buyer’s receipt of such Schedule Update, elect to deem such Schedule Update as a “Potential Termination Event” and to terminate this Agreement pursuant to Section 10.1(f).
     Section 6.7 Tax Matters.
          (a) Except as provided below, the Purchase Price, the Assumed Liabilities and any other relevant items (such as capitalizable costs but for greater certainty not including amounts paid pursuant to Section 2.4(b)(ii), (iii), (iv) or (v), or amounts paid pursuant to Section 2.4(b)(vi) that are not Restructuring Expenses of the Company) (collectively, the “Tax Purchase Price”) shall be allocated for Tax purposes amongst the U.S. Stock, the OccuLogix Stock, the Canadian Stock and the other Purchased Assets in accordance with an allocation statement prepared by Buyer in consultation with its independent accountants and delivered to the Company not later than the fifteenth (15th) day of the ninth (9th) calendar month beginning after the month that includes the Closing Date. For purposes of such allocation, an amount equal to the book value of the tangible assets located in Ontario (as such term is defined for purposes of the Retail Sales Tax Act (Ontario)) on the Latest Balance Sheet shall be allocated to the tangible assets located in Ontario, appropriately adjusted for any assets that have been disposed of prior to the Closing. The Buyer Parties and the Company shall report, act, and file all Tax Returns in all respects and for all purposes consistent with such allocation statement.
          (b) All transfer, documentary, sales, use, registration, filing, recordation (including the cost of recording the assignment or transfer of Intellectual Property), ad valorem, value added, bulk sales, goods and services, stamp duties, excise, license or similar fees or Taxes (including penalties and interest) payable in connection with the transactions contemplated by this Agreement (collectively, “Transfer Taxes”) shall be borne by the Buyer Parties. The Company and the Buyer Parties shall cooperate with each other in the provision of any information or preparation of any documentation that may be necessary or useful for obtaining any available mitigation, reduction or exemption from any Transfer Taxes.
          (c) The Debtors shall deliver to Buyer all income Tax Returns to be filed by the Company or any of its Controlled Subsidiaries prior to the Closing Date no later than thirty (30) days prior to the date for filing such returns. In the event of any disagreement with respect to the manner in which any item is reflected upon any such Tax Return, the Company and Buyer shall cooperate in good faith to reach an agreement with respect to such item; provided, that if the Company and Buyer are unable to reach an agreement, the determination of Buyer shall control.

          (d) In the event that Buyer proposes changes to the structure of the transactions contemplated hereby or other actions to be taken by the parties that would have the effect of rendering such transactions more tax-efficient for the Company and its Subsidiaries and/or Buyer prior to, at or after the Closing, each other party shall consider such proposal in good faith; provided, that no party hereto shall be required by this Section 6.7(d) to make any change or take any action not required hereunder or under applicable Law that would adversely affect the rights or interests of such party.
          (e) At the sole discretion of Canadian Buyer, Canadian Buyer and the Company shall elect jointly in the prescribed form under section 22 of the Canadian Tax Act and the corresponding provisions of any other applicable Tax statute as to the sale of the receivables related to the business. This election, or these elections, shall be made within the time prescribed for such elections.
          (f) At Closing, Canadian Buyer and the Company shall execute jointly an election under section 167 of the Excise Tax Act (Canada) to have the sale of the Purchased Canadian Assets take place on a GST-free basis under Part IX of the Excise Tax Act (Canada). Canadian Buyer shall file such elections with its GST returns for the reporting period in which the sale of the Purchased Canadian Assets takes place.
          (g) At the sole discretion of Canadian Buyer, Canadian Buyer and the Company shall jointly execute and file an election under subsection 20(24) of the Canadian Tax Act in the manner required by subsection 20(25) of the Canadian Tax Act and under the equivalent or corresponding provisions of any other applicable provincial or territorial statute, in prescribed forms and within the time period permitted under the Canadian Tax Act and under any other applicable provincial or territorial statute, as to such amount paid by the Company to Canadian Buyer for assuming future obligations. In this regard, Canadian Buyer and the Company acknowledge that a portion of the Purchased Canadian Assets transferred by the Company to Canadian Buyer pursuant to this Agreement, having a value equal to the amount elected under subsection 20(24) of the Canadian Tax Act and the equivalent provisions of any applicable provincial or territorial statute, is being transferred by the Company as a payment for the assumption of such future obligations by Canadian Buyer.
          (h) The Company and the Buyer Parties, as applicable, shall also execute and deliver such other Tax elections and forms as they may mutually agree upon.
     Section 6.8 Post-Closing Access, Cooperation and Record Retention. The Company agrees to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority. The Company shall give Buyer written notice and shall receive the written consent of Buyer prior to destroying any such books and records prior to the expiration of the statute of limitations and, if Buyer so requests, the Company shall allow Buyer to take possession of such records at its own cost or expense prior to such destruction.
     Section 6.9 HSR Filing; Consents.
          (a) As promptly as practicable, and in any event within twenty (20) days following the execution and delivery of this Agreement, Buyer and the Company, as applicable, shall prepare and file any necessary or advisable notification, application or other document under the HSR Act or other applicable Competition Law in connection with the transactions contemplated hereby. Any filing fee or other fee under the HSR Act or other applicable Competition Law and incurred with respect to such filings pursuant to this Section 6.9 shall be paid by the Buyer Parties. Buyer and the Company shall request and seek, and shall not take any action that will have the effect of delaying, impairing or impeding the receipt of, the early termination of any applicable waiting or suspension periods, or if applicable the early approval of or clearance by, any Governmental Authority, under the HSR Act or other applicable Competition Law.
          (b) In connection with the transactions contemplated hereby and any filings pursuant to this Section 6.9, the Company and Buyer shall each: (i) promptly notify the other party of any written or oral communication from, and permit the other to review in advance any proposed written communication to, the FTC, DOJ or any other Competition Authority or other Governmental Authority, except that the parties shall be permitted to exchange proprietary and confidential information only between each other’s outside counsel; (ii) not agree to participate in any substantive meeting or discussion with the FTC, DOJ or any other Competition Authority or other Governmental Authority unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party or its counsel the opportunity to attend and participate in such meeting; and (iii) furnish the other party with copies of all correspondence, filings, and communications with the FTC, DOJ or any other Competition Authority or other Governmental Authority, except to the extent prohibited by applicable Law or the instructions of such Governmental Authority.
          (c) The Company shall cooperate reasonably with Buyer and shall use commercially reasonable efforts to obtain the consents, approvals or waivers, and provide the notices, listed on Schedules 3.4, 3.5 and 3.26 on or prior to the Closing.
     Section 6.10 Conditions. The Company shall use commercially reasonable efforts to cause the conditions set forth in Article 7 to be satisfied and to consummate the transactions contemplated herein and in any other document or agreement contemplated hereby as soon as reasonably possible after the satisfaction of the conditions set forth in Article 7 and Article 8 (other than those to be satisfied at the Closing). Buyer shall use commercially reasonable efforts to cause the conditions set forth in Article 8 to be satisfied and to consummate the transactions contemplated herein and in any other document or agreement contemplated hereby as soon as reasonably possible after the satisfaction of the conditions set forth in Article 7 and Article 8 (other than those to be satisfied at the Closing).

     Section 6.11 Use of Intellectual Property; Other.
          (a) Each Debtor acknowledges that (i) from and after the Closing, the name “TLC Vision” and each trademark and all similar or related names, marks and logos (all of such names, marks and logos being the “Seller Marks”) shall be owned by the Buyer Parties, the US Company, the Canadian Sub or their respective Subsidiaries, (ii) the Company shall not have any right, title or interest in the Seller Marks and (iii) neither the Company nor any of its Affiliates shall contest the ownership or validity of any rights of the Buyer Parties, the US Company, the Canadian Sub or their respective Subsidiaries (as the case may be) in or to the Seller Marks. As promptly as practicable after the Closing, but in any event, within five (5) Business Days after the Closing, the Company and remaining Subsidiaries not then directly or indirectly owned by a Buyer Party shall take all appropriate action to change its name to a name that does not contain “TLC Vision”, any Seller Mark or any trademark or service mark that is confusingly similar thereto.
          (b) From and after the Closing, neither the Company nor any of its Affiliates shall use any of the Company’s Intellectual Property (including the Seller Marks), except as may be required for the sole purpose of communicating with (i) holders of securities in accordance with the statutory notice periods required by applicable Law, (ii) applicable Governmental Authorities and (iii) former customers to advise of the sale of the Business as required by Law or any Governmental Authority.
     Section 6.12 Director and Officer Liability, Indemnification and Insurance.
          (a) From the Closing Date through the sixth (6th) anniversary of the Closing Date, the Buyer Parties shall, and shall cause the Controlled Subsidiaries (and any successor entity) to, indemnify and hold harmless (i) each person who is now, who has been prior to the Closing Date, or who becomes prior to the Closing Date, a director or officer of the Company or any its Controlled Subsidiaries and (ii) each person listed on Schedule 6.12 who is serving or who has served, in each case, at the request of the Company or any its Controlled Subsidiaries, as a director or officer of a Non-Controlled Subsidiary, or who becomes a director of officer of a Non-Controlled Subsidiary prior to the Closing Date at the request of the Company or any its Controlled Subsidiaries (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), arising out of or incurred in connection with any claim, action, suit, proceeding, demand or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to any acts or omissions by such Indemnified Party in his capacity as an officer or director of the Company or any of its Subsidiaries or any matter claimed against an Indemnified Party by reason of him serving in that capacity, in each case, prior to the Closing Date, whether asserted or claimed prior to, at or after the Closing Date (a “Claim”), to the fullest extent permitted under applicable Law. To the extent permitted under applicable Law, each Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such Claim from the Buyer Parties or the applicable Controlled Subsidiary (or successor entity) promptly after receipt by the Buyer Parties from the Indemnified Party of a request therefor;

provided, however, that any Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determine that such Indemnified Party is not entitled to indemnification.
          (b) Subject to the next sentence, the Company and the Controlled Subsidiaries shall purchase prior to the Closing, and at no expense to the Indemnified Parties or the Buyer Parties, a six (6) year tail under the current policies of the directors’ and officers’ liability insurance maintained by the Company and the Subsidiaries with respect to matters existing or occurring at or prior to the Closing Date (including the transactions contemplated by this Agreement), so long as the premium therefor would not exceed 250% of the annual premium paid by the Company and its Controlled Subsidiaries (taken as a whole) in its most recent fiscal year (such percentage of the annual premium, the “Maximum Premium”). If the premium for such tail coverage exceeds the Maximum Premium, the Company and the Controlled Subsidiaries shall obtain the longest tail coverage as can be obtained for a premium not in excess of the Maximum Premium. For the avoidance of doubt, the purchase of tail coverage by the Company and the Controlled Subsidiaries shall not relieve, diminish or otherwise affect the Buyer Parties’ obligations under this Section 6.12.
          (c) If the Buyer Parties fail to comply with any of their obligations under this Section 6.12 and, in order to enforce an Indemnified Party’s rights under this Section 6.12, such Indemnified Party commences a suit that results in a judgment against the Buyer Parties that they have breached their obligations under this Section 6.12, the Buyer Parties shall pay to such Indemnified Party his reasonable costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such suit after delivery to the Buyer Parties of reasonable documentation evidencing such costs and expenses.
          (d) Any Indemnified Party wishing to claim indemnification under this Section 6.12 for any Claim upon learning of such Claim, shall promptly notify the Buyer Parties; provided that the failure to so notify the Buyer Parties shall not relieve the Buyer Parties of any liability they may have to such Indemnified Party, except to the extent they are materially prejudiced thereby. In the event of any such Claim: (i) the Buyer Parties shall have the right to assume the defense thereof and shall not be liable to such Indemnified Party for any Costs incurred by such Indemnified Party after the Buyer Parties notify such Indemnified Party of their election to assume the defense thereof, except that if the Buyer Parties elect not to assume such defense, do not diligently conduct such defense or counsel for the Indemnified Party advises that there are issues which raise a conflict of interest or potential conflict of interest between the Buyer Parties and the Indemnified Party, the Indemnified Party may retain counsel satisfactory to such Indemnified Party, and the Buyer Parties shall pay all Costs of such counsel; provided, however, that the Buyer Entities shall be obligated pursuant to this Section 6.12 to pay for only one firm of local counsel for all Indemnified Parties in any jurisdiction in respect of a single matter unless the use of one local counsel by such Indemnified Parties would present such local counsel with a conflict of interest or potential conflict of interest; provided, further, that the fewest number of counsels necessary to avoid conflicts of interest shall be used; (ii) the Indemnified Parties will cooperate reasonably in the defense of any such matter; and (iii) the Buyer Parties shall not be liable for any settlement effected without the prior written consent of Buyer; provided, however, that the Buyer Parties shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction ultimately determines, and such determination shall have become final and non-appealable, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.
          (e) Each Indemnified Party shall cooperate reasonably and cause such Indemnified Party’s controlled Affiliates to cooperate reasonably, in the defense of any Claim and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested by Buyer in connection with any such Claim; provided, that the failure to cooperate shall not relieve the Buyer Parties of any liability they may have to such Indemnified Party, except to the extent that they are materially prejudiced thereby.
          (f) The provisions of this Section 6.12 are intended to be in addition to the rights otherwise available to the current officers and directors of the Company and its Subsidiaries by law, charter, statute, by-law, agreement or otherwise, and operate for the benefit of, and are enforceable by, each of the Indemnified Parties and their heirs, executors and legal representatives.
     Section 6.13 Financial Statements. The Debtors shall deliver to Buyer (a) within twenty (20) days after the end of each month ending on or after the Effective Time but prior to the Closing Date, the unaudited consolidated balance sheet of the Company and the related unaudited consolidated statements of operations and changes in cash flows as of and for each such month, which financial statements shall (i) have been prepared from, are in accordance with and accurately reflect in all material respects the books and records of the Company and its consolidated Subsidiaries, (ii) comply in all material respects with the published rules and regulations of the SEC with respect thereto (including Regulation S-X), (iii) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except for the lack of footnotes and subject to normal year-end adjustments) and (iv) fairly present, in all material respects, the consolidated financial position and the consolidated results of operations and cash flows (subject to normal year-end adjustments) of the Company and its consolidated Subsidiaries as of the dates and for the periods referred to therein and (b) concurrently with the delivery to the lenders under the Senior Credit Agreement or the DIP Loan, all reports and forecasts of the Company or any of its Subsidiaries.
     Section 6.14 Restructuring Expense Forecast. The Debtors have delivered to Buyer an initial budget for the Restructuring Expenses (as revised pursuant hereto, the “Restructuring Expense Forecast”). The Debtors shall provide to Buyer a revised Restructuring Expense Forecast on or prior to the first calendar day of each month after the Effective Time and prior to the Closing Date, including projected Restructuring Expenses by the categories identified in the initial Restructuring Expense Forecast for a rolling three-month period and such other available detail as Buyer may reasonably request. No Debtor shall incur Restructuring Expenses other than those it reasonably believes are necessary or appropriate in connection with the Bankruptcy Case or the Canadian Proceedings or to consummate the transactions contemplated by this Agreement and the other Transaction Documents.
ARTICLE 7
CONDITIONS TO BUYER PARTIES’ OBLIGATIONS
          The obligations of the Buyer Parties to consummate this Agreement and Closing of the transactions contemplated hereunder are subject to the satisfaction (or Buyer’s written waiver) of each of the following conditions on or prior to the Closing Date:
     Section 7.1 Representations and Warranties.
          (a) The representations and warranties of the Debtors in Article 3 (other than the representations and warranties set forth in Section 3.1, Section 3.2, Section 3.3 and Section 3.24), without giving effect to materiality, Company Material Adverse Effect or any similar qualifications set forth therein, shall be true and correct in all respects as of the Closing Date as if made on the Closing Date (except as to any such representation or warranty that was made as of a specific date, the accuracy of which will be determined with reference to such specific date), except where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and
          (b) Each of the representations and warranties of the Debtors in Section 3.1, Section 3.2, Section 3.3 and Section 3.24, without giving effect to materiality, Company Material Adverse Effect or any similar qualifications set forth therein, shall be true and correct in all material respects as of the Closing Date as if made on the Closing Date (except as to any such representation or warranty that was made as of a specific date, the accuracy of which will be determined with reference to such specific date).
     Section 7.2 Compliance with Covenants. Each Debtor shall have performed in all material respects all of the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing.
     Section 7.3 Closing Documents. On the Closing Date, the Debtors shall have delivered or caused to be delivered to Buyer the duly executed closing documents as specified in Section 9.1.
     Section 7.4 Receipt of Third Party Consents and Waivers. Notwithstanding Section 2.5 and Section 2.6, (a) all consents, approvals, waivers or notices set forth on Schedule 7.4 shall have been obtained or provided (as applicable) and (b) all rights to purchase any shares of stock, membership interests, partnership interests or any other securities of any 7.4(b) Subsidiary that are held by the Company or any of its other Subsidiaries shall have been irrevocably waived, whether such rights are held by any stockholder, member, partner or other equityholder of such Subsidiary, in each case, to the extent such rights were triggered on or prior to the Closing Date (whether as a result of the Bankruptcy Case, the transactions contemplated by the Transaction Documents or otherwise) ((a) and (b) collectively, the “Required Consents and Waivers”).
     Section 7.5 Confirmation of Plan. (i) The Plan shall be effective, (ii) the Bankruptcy Court shall have entered a Confirmation Order, the Canadian Court shall have entered the Canadian Recognition Order and the Canadian Sanction Order in the Canadian Proceedings and no such order shall have been stayed, (iii) no executory contracts or unexpired leases shall have been rejected except as permitted by the Plan, and (iv) there shall have been no amendment to the Plan, the Plan Sponsor Order, the Canadian Recognition Order, the Confirmation Order or the Canadian Sanction Order, except as may be permitted by the Plan.
     Section 7.6 Governmental Authorizations. All material governmental and regulatory filings, authorizations and approvals and other licenses that are required for the transfer of the Purchased Assets and the Assumed Liabilities to the Buyer Parties and the consummation of the transactions contemplated hereby shall have been duly made and obtained, and all applicable waiting periods (and any extensions thereof) under the HSR Act or other applicable Competition Law, shall have expired or been terminated.
     Section 7.7 Absence of Litigation. As of the Closing, no Law shall have been adopted, promulgated, entered, enforced or issued by any Governmental Authority, or other Order, action, claim, suit or proceeding instituted by a Governmental Authority seeking to enjoin, restrain, or prohibit the consummation of this Agreement, having the effect of making illegal or otherwise prohibiting the transactions contemplated hereby shall be pending before any court or any other Governmental Authority.
     Section 7.8 No Material Adverse Effect. Since the Effective Time, there shall not have been any Company Material Adverse Effect.
     Section 7.9 Restructuring Expenses. The total amount of Restructuring Expenses that Buyer and the Debtors mutually, reasonably and in good faith believe (or, in the absence of any such mutual agreement, that the Bankruptcy Court determines) may be incurred by the Debtors does not exceed an amount equal to (a) $19,000,000 plus (b) the amount of any cure costs paid with respect to certain Material Contracts mutually agreed to by the Company and Buyer, up to a maximum of $1,500,000 (the “Restructuring Expenses Cap”).
     Section 7.10 Release of Liens. After giving effect to the payments described in Section 2.4(b), the Company and its Controlled Subsidiaries shall have no Indebtedness, other than (a) the Indebtedness described on Schedule 7.10 (the “Assumed Indebtedness”) and (b) any Indebtedness of the type described in clause (viii), (x), (xii) or (xiv) of the definition of Indebtedness that is maintained by the Company or any of its Controlled Subsidiaries in the ordinary course of business consistent with past practice.

     Section 7.11 Delivery of Purchased Assets. The Company shall have delivered to the Buyer Parties possession of all of the Purchased Assets (excluding, for the avoidance of doubt, any Excluded Assets).
     Section 7.12 Employees. Each of James Tiffany and Ellen Jo Plass shall have accepted employment with a Buyer Party and entered into a Non-Disclosure, Assignment of Inventions and Non-Solicitation Agreement in substantially the form attached hereto as Exhibit E.
ARTICLE 8
CONDITIONS TO DEBTORS’ OBLIGATIONS
          The obligations of each Debtor to consummate this Agreement and Closing of the transactions contemplated hereunder are subject to the satisfaction (or written waiver by the Company) of each of the following conditions on or prior to the Closing Date:
     Section 8.1 Representations and Warranties. The representations and warranties of the Buyer Parties in Article 4 of this Agreement that are not subject to any limitation or qualification as to materiality or material adverse effect (or similar concept) shall be true and correct in all material respects as of the Closing Date as if made on and as of the Closing Date, and all representations and warranties of the Buyer Parties in this Agreement that are subject to any such limitation or qualification as to materiality or material adverse effect (or similar concept) shall be true and correct in all respects as of the Closing Date as if made on and as of the Closing Date, except, in each case, for any such representations or warranties that were made as of a specific date, the accuracy of which will be determined with reference to such specific date.
     Section 8.2 Compliance with Covenants. Each Buyer Party shall have performed in all material respects all of the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing.
     Section 8.3 Payment of Purchase Price, Etc. At the Closing, (i) the Buyer Parties shall have caused the delivery of the Purchase Price, (ii) Canadian Buyer shall have assumed the Assumed Liabilities as provided in Section 2.3 and (iii) without duplication of clause (i) above, the Buyer Parties shall have made (or caused to be made) all of the payments referred to in Section 2.4(b).
     Section 8.4 Closing Documents. On the Closing Date, the Buyer Parties shall have delivered to the Company duly executed closing documents, as specified in Section 9.2 below.
     Section 8.5 Confirmation of Plan. The Plan shall be effective, the Bankruptcy Court shall have entered a Confirmation Order, the Canadian Court shall have entered the Canadian Sanction Order in the Canadian Proceedings and no such order shall have been stayed.

     Section 8.6 Governmental Authorizations. All material governmental and regulatory filings, authorizations and approvals and other licenses that are required for the transfer of the Purchased Assets and the Assumed Liabilities to the Buyer Parties and the consummation of the transactions contemplated hereby shall have been duly made and obtained, and all applicable waiting periods (and any extensions thereof) under the HSR Act or other applicable Competition Law, shall have expired or been terminated.
     Section 8.7 Absence of Litigation. As of the Closing, no Law shall have been adopted, promulgated, entered, enforced or issued by any Governmental Authority, or other Order, action, claim, suit or proceeding instituted by a Governmental Authority seeking to enjoin, restrain, or prohibit the consummation of this Agreement, having the effect of making illegal or otherwise prohibiting the transactions contemplated hereby shall be pending before any court or any other Governmental Authority.
ARTICLE 9
CLOSING DOCUMENTS
     Section 9.1 Closing Documents to be Delivered by the Debtors. On the Closing Date, the Debtors shall deliver to Buyer:
          (a) a certificate executed by each Debtor attesting that such Debtor has complied with all conditions set forth in Article 7, in a form reasonably satisfactory to Buyer;
          (b) the Bill of Sale and Assignment and Assumption Agreement executed by the Company;
          (c) the Trademark Assignment Agreement executed by the Company;
          (d) copies of payoff letters, in form and substance reasonably acceptable to Buyer, for the Closing Senior Indebtedness, the Closing DIP Indebtedness, and any other Indebtedness for money borrowed;
          (e) A certificate executed by the Secretary of each Debtor certifying (i) the names of the officers of such Debtor authorized to sign this Agreement and the other agreements, documents and instruments executed by such Debtor pursuant hereto, together with the true signatures of such officers and (ii) copies of minutes or consent actions taken by the board of directors or managers of such Debtor authorizing the appropriate officers of the Company and each Controlled Subsidiary to execute and deliver this Agreement and all agreements, documents and instruments executed by the Company and each Controlled Subsidiary pursuant hereto, and to consummate the transactions contemplated hereby and thereby;
          (f) copies of the Organizational Documents, including all amendments thereto, of the Company and each of its Controlled Subsidiaries certified by the Secretary of State or other appropriate official of the jurisdiction of incorporation;

          (g) certificates from the Secretary of State or other appropriate official of the respective jurisdictions of incorporation to the effect that each of the Company and each Controlled Subsidiary of the Company is in good standing or subsisting in such jurisdiction;
          (h) a certificate from the Secretary of State or other appropriate official in each jurisdiction in which the Company and the Controlled Subsidiaries are qualified or admitted to do business to the effect that the Company or the applicable Controlled Subsidiary is duly qualified or admitted and in good standing in such jurisdiction;
          (i) copies of the Required Consents and Waivers;
          (j) a certificate executed by the US Company meeting the requirements of Treasury Regulations Section 1.1445-2(c)(3).
          (k) evidence of the satisfaction of the covenant set forth in Section 6.12(b); and
          (l) evidence of the release of all Liens (other than Permitted Liens) on the Purchased Assets and the assets of all Controlled Subsidiaries of the US Company and the Canadian Sub.
     Section 9.2 Closing Documents to be Delivered by the Buyer Parties. On the Closing Date, the Buyer Parties shall deliver to the Company the Bill of Sale and Assignment and Assumption Agreement executed by Buyer.
     Section 9.3 Other Closing Documents. The parties will also execute such other documents and perform such other acts, before and after the Closing Date, as may be necessary for the implementation and consummation of this Agreement.
ARTICLE 10
TERMINATION
     Section 10.1 Termination. This Agreement may be terminated at any time prior to the Closing:
          (a) by mutual written agreement of the Company and Buyer;
          (b) by the Company, if the Closing shall not have occurred by the Outside Date, except if such failure is due to a failure of any Debtor to fulfill the conditions set forth in Article 7 or a default by any Debtor hereunder;

          (c) by Buyer, if the Closing shall not have occurred by the Outside Date, except if such failure is due to a failure of any Buyer Party to fulfill the conditions set forth in Article 8 or a default by any Buyer Party hereunder;
          (d) by Buyer, (i) if any Debtor has committed a material breach of any provision of this Agreement (other than a representation or warranty set forth in Article 3) or (ii) if any Debtor has committed a material breach of a representation or warranty set forth in Article 3 such that the conditions set forth in Section 7.1 would not be satisfied, in each case, to the extent that such material breach has not been cured within thirty (30) calendar days of notice of such material breach;
          (e) by the Company, if any Buyer Party has committed a material breach of any provision of this Agreement that has not been cured within thirty (30) calendar days of notice of such material breach.
          (f) by Buyer within ten (10) days of its receipt of the latest Schedule Update deemed to be a Potential Termination Event by Buyer;
          (g) automatically, if, after the Effective Time, the Bankruptcy Court or any court exercising appellate jurisdiction over the Bankruptcy Court enters an order denying confirmation of the Plan or converting the Bankruptcy Case to a case under chapter 7 of the Bankruptcy Code and such order (i) has been in effect for thirty (30) days and (ii) is not subject to stay;
          (h) by Buyer if any Event of Default (as defined in the DIP Loan) shall occur and be continuing;
          (i) by Buyer if (i) the board of directors of any Debtor effects an Adverse Recommendation or if any committee of such board of directors approves, adopts, recommends, endorses or otherwise declares advisable or proposes to approve, adopt, recommend, endorse or otherwise declare advisable (publicly or otherwise) any Acquisition Proposal and the board of directors of such Debtor does not reject such action or proposed action within five (5) Business Days after receipt of notice of such action in writing, (ii) any Debtor enters into a definitive contract or agreement relating to an Acquisition Proposal, (iii) any Debtor or the board of directors of such Debtor publicly announces its intention to do or propose to do any of the foregoing, (iv) the Bankruptcy Court enters a non-appealable order approving any of the foregoing, or (v) any Debtor materially breaches any of the provisions of Section 5.3;
          (j) by the Company, at any time prior to the time the Bankruptcy Court shall have entered the Confirmation Order, if (i) the Company Board shall have effected an Adverse Recommendation in respect of a Superior Proposal in accordance with Section 5.3, (ii) no Debtor shall have materially breached Section 5.3, (iii) concurrently with such termination the Company, following receipt of approval by the Bankruptcy Court, is entering into a definitive agreement to effect such Superior Proposal and (iv) the U.S. Company pays the Break-Up Fee plus the Expense Reimbursement in accordance with the terms of Section 10.3 (any purported termination pursuant to this Section 10.1(j) shall be void and of no force or effect unless the U.S. Company shall have made such payment or agreed to make such payment in accordance with Section 10.3(a));
          (k) by Buyer, if the Bankruptcy Court shall fail to enter the Disclosure Statement Approval Order on or before the date that is forty-five (45) days after the date on which the Bankruptcy Court enters the Plan Sponsor Order;
          (l) by Buyer, if the Bankruptcy Court shall fail to enter the Confirmation Order on or before the date that is thirty-five (35) days after the date on which the Bankruptcy Court enters the Disclosure Statement Approval Order;
          (m) by either Buyer or the Company, if any Governmental Authority shall institute any suit or action challenging the validity or legality, or seeking to restrain the consummation of, the transactions contemplated by this Agreement; or
          (n) by the Company, if in accordance with Sections 2.01(a) and 2.02(a) of the DIP Loan, the conditions precedent set forth in Article III of the DIP Loan have been fulfilled (other than those conditions that are wholly within the Sponsor’s control) and the Sponsor has failed to fund the Initial Term Loan (as defined in the DIP Loan).
     Section 10.2 Effect of Termination. If this Agreement is terminated as provided in Section 10.1, then all further obligations under this Agreement shall terminate and no party hereto shall have any liability in respect of the termination of this Agreement; provided, however, that the obligations of the Buyer Parties and the Debtors described in this Section 10.2, Section 10.3 and Article 11 (excluding Section 11.2 and Section 11.18) will survive any such termination; provided, further, that no such termination will relieve any Buyer Party or any Debtor for its Willful Breach of any representation, warranty, covenant or agreement set forth in this Agreement prior to such termination, and in the event of such Willful Breach the parties hereto shall be entitled to exercise only those remedies described in Section 10.3 and Section 11.16.
     Section 10.3 Break-Up Fee and Expense Reimbursement.
          (a) In the event that:
     (i) this Agreement shall terminate pursuant to Section 10.1 then, except in the case of a termination pursuant to Section 10.1(a), Section 10.1(b), Section 10.1(c), Section 10.1(e), Section 10.1(m) or Section 10.1(n), the U.S. Company shall pay to Buyer in cash on demand, but in no event later than three (3) Business Days thereafter, the Expense Reimbursement; or
     (ii) this Agreement shall terminate pursuant to Section 10.1(i) or Section 10.1(j) then, in addition to the payment of the Expense Reimbursement pursuant to clause (i) above U.S. Company shall pay to

Buyer in cash on demand, but in no event later than three (3) Business Days thereafter, a cash amount equal to $5,000,000 (the “Break-Up Fee”).
All amounts due with respect to the Break-Up Fee and Expense Reimbursement shall constitute administrative expenses of the U.S. Company in the Bankruptcy Case, with administrative priority status under section 364(c) of the Bankruptcy Code as so ordered by the Bankruptcy Court. Such administrative claim shall have priority over all other costs and expenses of the kinds specified in, or ordered pursuant to, sections 105, 326, 330, 331, 503(b), 506(c), 507(a), 507(b), 726 or any other provision of the Bankruptcy Code and shall at all times be senior to the rights of the U.S. Company, its estates, and any successor trustee or estate representative in the Bankruptcy Case or any subsequent proceeding or case under the Bankruptcy Code.
          (b) The Debtors acknowledge that the agreements contained in this Section 10.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Buyer Parties would not enter into this Agreement; accordingly, if Buyer alleges that the U.S. Company failed to pay the amount due pursuant to, and in accordance with the terms of Section 10.3(a), and either party commences a suit or files a motion to determine the obligation of the U.S. Company to pay the amount set forth in Section 10.3(a) or any portion thereof, the prevailing party in such suit or on such motion shall be entitled to recover from the other party all of its reasonable substantiated costs and expenses (including reasonable attorneys’ fees) solely in connection with such suit or motion, together with interest on such amount or portion thereof at the “prime rate” as published in The Wall Street Journal, Eastern Edition, in effect on the date such payment was required to be made through the date of payment (calculated daily on the basis of a year of 365 days and the actual number of days elapsed, without compounding) (the “Prime Rate”).
ARTICLE 11
MISCELLANEOUS
     Section 11.1 Expenses. Except as otherwise provided in this Agreement or the Plan, each Party shall pay its own legal and other fees and expenses incurred in connection with negotiating, executing and performing this Agreement, including any related broker’s or finder’s fees.
     Section 11.2 Further Assurances. From time to time at or after the Closing Date, at the request of the other, Buyer Parties and the Debtors will execute and deliver such other instruments of conveyance, assignment, transfer and delivery and take such actions as the other reasonably may request in order to consummate, complete and carry out the transactions contemplated hereby, including the execution and delivery of such instruments and agreements as may be reasonably necessary or advisable to fully effect the transfer of the Purchased Assets and the Assumed Liabilities to the Buyer Parties and the other transactions contemplated hereby.

     Section 11.3 Non-Survival of Representations, Warranties and Covenants. The respective representations, warranties and covenants of the parties shall not survive the Closing, except the covenants set forth in Section 6.4, Section 6.7, Section 6.8, Section 6.11, Section 6.12 and Article 11 shall survive the Closing.
     Section 11.4 Amendment; Benefit; Assignability. This Agreement may be amended only by the execution and delivery of a written instrument by or on behalf of the Company and Buyer. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns and no other Person shall have any right (whether third party beneficiary or otherwise) hereunder, except as otherwise provided in Section 6.12 or Section 11.16. This Agreement may not be assigned by any party without the prior written consent of the Company and Buyer; provided, however, that any Buyer Party may assign, without the prior written consent of the Company, all or any portion of this Agreement and/or its rights or obligations hereunder to any Affiliate of a Buyer Party; provided that no such assignment shall affect the Sponsor’s obligation under the Commitment Letter.
     Section 11.5 Notices. All notices demands and other communications pertaining to this Agreement (“Notices”) shall be in writing addressed as follows:

If to any Debtor:	TLC Vision Corporation (International)
16305 Swingley Ridge Road, Suite 300
Chesterfield, MO 63017
	Attention:	President
Facsimile: (636) 489-0206
	Email:	jim.tiffany@sightpathmedical.com

with a copy to (which shall not constitute notice):

Proskauer Rose LLP
1585 Broadway
New York, NY 10036-8299
	Attention:	Lawrence H. Budish
James P. Gerkis
Facsimile: (212) 969-2900
	Email:	lbudish@proskauer.com
jgerkis@proskauer.com

with a copy to (which shall not constitute notice):

Proskauer Rose LLP
Three First National Plaza
70 West Madison, Suite 3800
Chicago, IL 60602-4342
	Attention:	Mark K. Thomas
Facsimile: (312) 962-3551
	Email:	mthomas@proskauer.com

with a copy to (which shall not constitute notice):

Torys LLP
TD Centre
79 Wellington Street West
Suite 3000
Toronto, Ontario, Canada, M5K 1N2
Attention-	David A Chaikof
Facsimile: (416) 865 7380
Email:	dchaikof@torys.com

If to Buyer or Canadian Buyer:

c/o Charlesbank Capital Partners
200 Clarendon Street, 54th Floor
Boston, MA 02116
Attn:	Timothy Palmer
Brandon White
Facsimile: (617) 619-5400
Email:	tpalmer@charlesbank.com
bwhite@charlesbank.com

with a copy to (which shall not constitute notice):

Goodwin Procter LLP
Exchange Place
Boston, Massachusetts 02109
Attention:	James M. Curley
Facsimile: (617) 523-1231
Email:	jcurley@goodwinprocter.com
Notices shall be deemed given (a) on the first (1st) Business Day after being sent, prepaid, by nationally recognized overnight courier that issues a receipt or other confirmation of delivery, (b) upon machine generated acknowledgement of receipt after transmittal by facsimile if so acknowledged to have been received before 5:00 p.m. on a Business Day at the location of receipt and otherwise on the next following Business Day or (c) when sent, if sent by electronic mail before 5:00 p.m. on a Business Day at the location of receipt and otherwise the next following Business Day. Any party may change the address to which Notices under this Agreement are to be sent to it by giving written notice of a change of address in the manner provided in this Agreement for giving Notice.
     Section 11.6 Waiver. Unless otherwise specifically agreed in writing to the contrary: (a) the failure of any party at any time to require performance by the other of any provision of this Agreement shall not affect such party’s right thereafter to enforce the same; (b) no waiver by any party of any rights under this Agreement, nor any waiver of a breach by any other party of any provision of this Agreement, shall be valid unless made in writing by such waiving party, and no such waiver shall be taken or held to be a waiver by such party of any other preceding or subsequent right or breach; and (c) no extension of time granted by any party for the performance of any obligation or act by any other party shall be deemed to be an extension of time for the performance of any other obligation or act hereunder.
     Section 11.7 Entire Agreement. This Agreement and the Transaction Documents (including the Exhibits and Disclosure Schedules hereto and thereto, which are incorporated by reference herein) constitute the entire agreement between the parties with respect to the subject matter hereof and referenced herein, and supersede and terminate any prior agreements between the parties (written or oral) with respect to the subject matter hereof; provided, however, that the Confidentiality Agreement, dated November 18, 2009, by and between Charlesbank Capital Partners and the Company (the “Confidentiality Agreement”), shall survive the execution of this Agreement; provided, further, however, that if the Closing occurs, the Confidentiality Agreement shall terminate and be of no further force or effect as of the Closing.
     Section 11.8 Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signature on each such counterpart were on the same instrument. Facsimiles or other electronic forms of signatures (including “pdf”) shall be deemed to be originals.
     Section 11.9 Headings. The headings of the Sections of this Agreement are for convenience only and in no way modify, interpret or construe the meaning of specific provisions of this Agreement.
     Section 11.10 Exhibits and Disclosure Schedules. The Exhibits and Disclosure Schedules to this Agreement are a material part of this Agreement.
     Section 11.11 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
     Section 11.12 Choice of Law; Jurisdiction.
          (a) Regardless of any conflict of law or choice of law principles that might otherwise apply, the parties agree that this Agreement shall be governed by and construed in all respects in accordance with the laws of the State of Delaware.
          (b) Without limiting any party’s right to appeal any order of the Bankruptcy Court, (i) the Bankruptcy Court shall retain exclusive jurisdiction to enforce the terms of this Agreement and to decide any claims or disputes which may arise or result from, or be connected with, this Agreement, any breach or default hereunder, or the transactions contemplated hereby, and (ii) any and all proceedings related to the foregoing shall be filed and maintained only in Bankruptcy Court, and the parties hereby consent to and submit to the jurisdiction and venue of the Bankruptcy Court and shall receive notices at such locations as indicated in Section 11.5 hereof; provided, that if the Bankruptcy Case has closed, the parties agree to conditionally and irrevocably submit to the exclusive jurisdiction of the Delaware Chancery Court or, to the extent the Delaware Chancery Court determines that it does not have subject matter jurisdiction, of the United States District Court of the District of Delaware, and any appellate court from any decision thereof, for the resolution of any such claim or dispute. The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 11.5.
     Section 11.13 Public Statements.
          (a) None of the Buyer Parties, any Debtor or any Controlled Subsidiary of the Company, without the prior written approval of Buyer and the Company, shall make any press release or other public announcement concerning the transactions contemplated by this Agreement, except to the extent required by Law (including, for greater certainty, the filing of a material change report, Form 8-K and a copy of this Agreement pursuant to the Securities Laws), in which case the other party shall be so advised as far in advance as possible and shall be given an opportunity to comment on such release or announcement. Notwithstanding the foregoing, nothing in this Section 11.13 shall prohibit (i) the Buyer Parties or any of their Affiliates from disclosing the terms of this Agreement or any transaction contemplated hereby to any current or potential investor in such party in the ordinary course of such party’s business or (ii) any party hereto from disclosing the terms of this Agreement or any transaction contemplated hereby to any Representative of such party or any of its Affiliates.
          (b) Without limitation of clause (a) above, in the event that any Debtor is required by applicable Law to file a material change report, Form 8-K or similar filing, such filing shall be in form and substance reasonably satisfactory to Buyer; provided, that the foregoing shall not prohibit the filing of such material change report, Form 8-K or similar filing by such Debtor to the extent required, and by the due date prescribed, by applicable Securities Laws so long as such Debtor uses its good faith efforts to consider any reasonable and timely comments provided by Buyer.
     Section 11.14 Counsel. Each party has been represented by its own counsel in connection with the negotiation and preparation of this Agreement and, consequently, each party hereby waives the application of any rule of law that would otherwise be applicable in connection with the interpretation of this Agreement, including any rule of law to the effect that any provision of this Agreement shall be interpreted or construed against the party whose counsel drafted that provision.

     Section 11.15 Waiver of Trial by Jury. THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT ANY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT AND ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH.
     Section 11.16 Specific Performance; Remedies.
          (a) If the Closing shall not have occurred because of a breach by any Buyer Party of its obligations under this Agreement and all of the conditions set forth in Article 7 to the Buyer Parties’ obligations have either been satisfied or previously waived (or would have been satisfied or are capable of being satisfied but for such breach of such Buyer Party’s obligations under this Agreement), then the Debtors shall have the right to seek (in a court of competent jurisdiction as set forth in Section 11.12) an order to specifically enforce the provisions of this Agreement to which such breach applies and, in any event, to specifically enforce the Closing to occur (without any requirement to post any bond or other security in connection with seeking such relief), in addition to any other remedy at law or equity (but subject to Section 11.16(b) below). If the Closing shall not have occurred because of a breach by any Debtor of its obligations under this Agreement and all of the conditions set forth in Article 8 to the Debtors’ obligations have either been satisfied or previously waived (or would have been satisfied or are capable of being satisfied but for such breach of such Debtor’s obligations under this Agreement), then the Buyer Parties shall have the right to seek (in a court of competent jurisdiction as set forth in Section 11.12) an order to specifically enforce the provisions of this Agreement to which such breach applies and, in any event, to specifically enforce the Closing to occur (without any requirement to post any bond or other security in connection with seeking such relief), in addition to any other remedy at law or equity for a Willful Breach. The parties hereto agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by the Debtors, on the one hand, or the Buyer Parties, on the other hand, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the parties under this Agreement.
          (b) The parties hereto further agree that:
               (i) except as provided in Section 11.16(b)(ii) below, specific performance shall be the Debtors’ sole and exclusive remedy (but for the avoidance of doubt, the Debtors may plead or otherwise seek monetary damages in the alternative) with respect to breaches by the Buyer Parties or otherwise in connection with this Agreement or the transactions contemplated hereby and, except as provided in Section 11.16(b)(ii) below, that the Debtors may not seek or accept any other form of relief that may be available for breach under this Agreement or the Commitment Letter or otherwise in connection with this Agreement or the transactions contemplated hereby (including monetary damages).

               (ii) If, pursuant to a Final Order, a court of competent jurisdiction as provided in Section 11.12 has declined to specifically enforce the obligations of the Buyer Parties to effect the Closing pursuant to a claim for specific performance brought against the Buyer Parties pursuant to this Section 11.16, the Company may pursue any other remedy available to it at law or in equity, including monetary damages (but only for an alleged Willful Breach of this Agreement by the Buyer Parties). If, pursuant to a Final Order, such a court has granted an award of damages against the Buyer Parties for an alleged Willful Breach by the Buyer Parties, the Company may enforce such Final Order and accept damages for such alleged breach, but if and only if, within thirty (30) days following such Final Order, the Buyer Parties have not agreed in a writing signed by the Buyer Parties to effect the Closing and have not effected the Closing during those thirty (30) days or within ten (10) days thereafter. If the Buyer Parties have not so agreed to effect the Closing and have not actually effected the Closing as set forth in the preceding sentence, then this Agreement shall be deemed terminated pursuant to Section 10.1(a) on the date of such expiration (this Section 11.16 constituting the prior mutual consent of the Buyer Parties and the Debtors to a termination of this Agreement under the circumstances described in this Section 11.16(b)(ii)) and the Debtors shall be entitled to enforce the foregoing Final Order. In addition, the Debtors agree to cause any legal action or proceeding still pending to be dismissed with prejudice at such time as the Closing is so effected.
          (c) Notwithstanding anything herein to the contrary, the maximum aggregate liability of the Buyer Parties for damages or otherwise in connection with this Agreement and the transactions contemplated hereby shall be limited to the amounts that would otherwise be payable by the Buyer Parties (or which the Buyer Parties have agreed to cause to be paid) pursuant to clauses (i) through (v) of Section 2.4(b) (the “Buyer Liability Cap”). In no event shall the Debtors seek or permit to be sought on behalf of the Debtors any damages or any other recovery, judgment or damages of any kind, including consequential, indirect, or punitive damages, from any of the Sponsor, any officer, director, agent or employee of the Sponsor or the Buyer Parties, any direct or indirect holder of any equity interests or securities of the Sponsor (whether such holder is a member, partner, stockholder or otherwise), any Affiliate of the Sponsor or of the Buyer Parties or any direct or indirect director, officer, employee, partner, Affiliate, member, controlling Person or representative of any of the foregoing, in connection with this Agreement or the transactions contemplated hereby; provided that the parties agree that subject to the terms and conditions of the Commitment Letter, the Company can cause the Sponsor to provide funds to the Buyer to the extent provided in the Commitment Letter which shall in no event exceed the Buyer Liability Cap. The Debtors acknowledge and agree that they have no right of recovery against, and no personal liability shall attach to, in each case with respect to damages, any Person (other than the Buyer Parties to the extent provided in this Agreement and the Commitment Letter), whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil, by or through a claim by or on behalf of Buyer against the Sponsor or any Affiliate thereof, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise, except for its rights to cause the Sponsor to fund to Buyer its commitment to the extent provided in the Commitment Letter, subject to the terms and conditions thereof. Recourse against the Sponsor under the Commitment Letter, subject to the amount of the Buyer Liability Cap, shall be the sole and exclusive remedy of the Debtors against the Sponsor in respect of any liabilities or obligations arising under, or in connection with, this Agreement or the transactions contemplated hereby. The Debtors acknowledge that both Buyer and Canadian Buyer are newly-formed companies and do not have any material assets except in connection with the DIP Loan, this Agreement and the Commitment Letter. The Debtors specifically acknowledge the separate corporate existence of each of Buyer and Canadian Buyer. The provisions of this Section 11.16(c) are intended to be for the benefit of, and shall be enforceable by, the Debtor, the Buyer Parties, the Sponsor and the other parties expressly referred to above.
     Section 11.17 Bulk Sales Laws. The Parties each hereby waive compliance by the Company and its Subsidiaries with the provisions of the “bulk sales,” “bulk transfer” or similar laws of any state or jurisdiction.
     Section 11.18 Payment with respect to Purchased Assets. The Company shall promptly remit to Buyer all monies received by the Company or any of its Affiliates following the Closing Date in payment for any Purchased Assets acquired by the Buyer Parties pursuant to this Agreement. Payments remitted to Buyer pursuant to this Section 11.18 shall be in the form received by the Company, any Subsidiary or any of their respective Affiliates.
(SIGNATURE PAGE FOLLOWS)

     IN WITNESS WHEREOF, the parties have executed this Plan Sponsor Agreement as of the date first written above.

BUYER PARTIES: THRILLER ACQUISITION CORP.
By:	/s/ Brandon White
	Name:	Brandon White
	Title:	President

THRILLER CANADA ACQUISITION CORP.
By:	/s/ Brandon White
	Name:	Brandon White
	Title:	President

DEBTORS: TLC VISION CORPORATION
By:	/s/ William McManus
	Name:	William McManus
	Title:	Interim Chief Financial Officer

TLC VISION (USA) CORPORATION
By:	/s/ William McManus
	Name:	William McManus
	Title:	Interim Chief Financial Officer

TLC MANAGEMENT SERVICES, INC.
By:	/s/ William McManus
	Name:	William McManus
	Title:	Interim Chief Financial Officer

Signature Page to Plan Sponsor Agreement